Exhibit T

Execution Version

MEMORANDUM OF AGREEMENT

THIS MEMORANDUM OF AGREEMENT (THIS “AGREEMENT”) IS MADE ON AUGUST 23, 2013 AMONG TURQUOISE HILL RESOURCES LTD. (FORMERLY IVANHOE MINES LTD.) (“TRQ”), RIO TINTO INTERNATIONAL HOLDINGS LIMITED (“RIO TINTO”) AND RIO TINTO SOUTH EAST ASIA LIMITED (THE “RIO TINTO FUNDING COMPANY”).

Recitals

A.	The parties have entered into a binding term sheet dated as of August 7, 2013 (the “Binding Term Sheet”) providing for a financing plan that is intended to address the anticipated medium term external funding needs of TRQ in connection with the OT Project, with appropriate allowances for contingencies.

B.	The principal components of such financing plan are as follows:

(a)	the provision by the Rio Tinto Funding Company to TRQ of a US$600 million secured non-revolving bridge credit facility (the “New Bridge Facility”), to be utilized initially to refinance all amounts outstanding under the existing Short Term Bridge Facility, and thereafter to fund expenditures incurred in connection with the OT Project; and

(b)	a rights offering by TRQ for net subscription proceeds sufficient:

(i)	in the event that OT Project Financing is not in place and available for drawdown prior to the RO Launch Deadline, to pay or repay all amounts outstanding under the Interim Funding Facility and the New Bridge Facility; or

(ii)	in the event that OT Project Financing is in place and available for drawdown prior to the RO Launch Deadline, to fund the amount, if any, by which the Initial PF Drawdown Requirements exceed the Net OTPF TRQ Proceeds by reason of any Funding Restrictions, in each case supported by a standby commitment for the full amount of such rights offering from Rio Tinto or another member of the Rio Tinto Group.

C.	In order to ensure the continued funding and timely development of the OT Project, and as contemplated by the Binding Term Sheet, (i) the parties are entering into this Agreement, (ii) the Rio Tinto Funding Company and TRQ are concurrently entering into the New Bridge Funding Agreement and (iii) the Rio Tinto Funding Company, TRQ and certain of the Subsidiaries of TRQ are concurrently entering into the Collateral Documents in connection with the New Bridge Facility, pursuant to all of which Rio Tinto and the Rio Tinto Funding Company will provide further financial support to TRQ for the OT Project.

NOW THEREFORE, in consideration of the covenants and agreements herein contained, TRQ, Rio Tinto and the Rio Tinto Funding Company agree as follows:

Defined Terms and Interpretation

1.	In this Agreement:

(a)	certain capitalized terms used herein (including in the schedules and recitals hereto) are defined in Schedule A. All other capitalized terms used, but not otherwise defined, herein have the meanings given to them in the PPA or the HoA, as applicable; and

(b)	certain rules regarding the interpretation hereof are set out in Schedule B.

2.	Attached to and forming part of this Agreement are the following schedules:

Schedule A – Definitions

Schedule B – Interpretation

Schedule C – Amendments to OT Interim Funding Agreement

Schedule D – Amendments to HoA

Schedule E – Continuing Covenants

Schedule F – Representations and Warranties of TRQ

Schedule G – Representations and Warranties of Rio Tinto

Schedule H – Representations and Warranties of the Rio Tinto Funding Company

Schedule I – RT Canadian Holdings Funds

2013 Rights Offering

3.	If either:

(a)	definitive agreements for the OT Project Financing have not been entered into prior to the RO Launch Deadline, or, if such definitive agreements have been entered into prior to such date, the OT Project Financing is otherwise not available for drawdown by OT LLC prior to such date for any reason, including that any conditions precedent to such drawdown set out in such definitive agreements have not been satisfied; or

(b)	definitive agreements for the OT Project Financing have been entered into and the OT Project Financing is available for drawdown by OT LLC prior to the RO Launch Deadline, but the amount that:

(i)	OT LLC is able to draw down under the OT Project Financing and thereafter transfer to OT NBV or THR BVI, or both of them, from the proceeds of such initial drawdown by way of repayment of Shareholder Debt; and

(ii)	OT NBV or THR BVI, or both of them, as the case may be, together with the other TRQ Holdcos, are thereafter able to transfer (or cause to be transferred) directly or indirectly to TRQ by successive transfers of funds by such TRQ Holdcos;

prior to the RO Launch Deadline, all net of any Taxes required by Applicable Law to be withheld or deducted by OT LLC or any TRQ Holdco in connection with any such transfers (including any stamp or documentary taxes or any other excise or property taxes, but not including any income or capital taxes of any such entity)(such amount being referred to herein as the “Net OTPF TRQ Proceeds”), is for any reason (including any Applicable Law, any action or inaction of any Governmental Authority, any failure to obtain the requisite approval of the board of directors of OT LLC or of any TRQ Holdco, or any other reason (any such reason being referred to herein as a “Funding Restriction”)) less than the aggregate amount which is required in order to fund on the RO Closing Date:

A.	the payment or repayment of all amounts outstanding under the Interim Funding Facility and the New Bridge Facility;

B.	the reimbursement of TRQ and its Affiliates for all fees paid to any person (including any member of the Rio Tinto Group) in connection with the OT Project Financing prior to the date of such initial drawdown thereunder; and

C.	all payments by TRQ and its Affiliates on account of Mongolian withholding tax paid or payable upon the repayment by OT LLC of any other Shareholder Debt not contemplated by Section 3(b)(i) which is required under the terms of the OT Project Financing to be repaid;

(collectively, the “Initial PF Drawdown Requirements”);

then TRQ covenants and agrees to conduct a rights offering in form and structure substantially similar to the rights offering described in TRQ’s final short form prospectus and registration statement dated June 7, 2012, as modified by the terms of Section 4 (the “2013 Rights Offering”), pursuant to which holders of outstanding TRQ Shares will be issued rights to subscribe for TRQ Shares (the “RO Rights”) on the basis of one (1) RO Right for each TRQ Share held on the RO Record Date. For greater certainty, notwithstanding any provision hereof and subject to all of the terms and conditions of the HoA and the 2012 MOA, Rio Tinto and TRQ will continue to act together diligently and in good faith to negotiate the OT Project Financing.

4.	TRQ covenants and agrees that, if TRQ is required to conduct the 2013 Rights Offering, it will conduct it on the following basis:

(a)	TRQ will issue that number of RO Rights sufficient to generate an amount of gross subscription proceeds (the “RO Gross Proceeds”) which, after payment therefrom of the Standby Commitment Fee and any other fees, costs and expenses incurred by TRQ in connection with the 2013 Rights Offering, will be equal to:

(i)	in the circumstances set out in Section 3(a), the amount required to fund the payment or repayment on the RO Closing Date of all amounts then outstanding under the Interim Funding Facility and the New Bridge Facility; and

(ii)	in the circumstances set out in Section 3(b), the amount required to fund the Initial PF Drawdown Requirements to the extent that any such amounts would otherwise be unable to be funded from the proceeds of the initial drawdown under the OT Project Financing in accordance with Section 3(b) by reason of any Funding Restrictions;

(in either case, the “RO Required Net Proceeds”) plus such additional amount, if any, as may be agreed by TRQ and Rio Tinto, each acting reasonably, prior to the filing of the Final Prospectus (any such additional amount, the “RO Additional Net Proceeds”);

(b)	the subscription price (the “RO Subscription Price”) for each TRQ Share to be issued under the 2013 Rights Offering will be equal to a price which must be agreed by TRQ and Rio Tinto prior to filing the Final Prospectus, provided that such price will be at a discount in the range of 35% to 50% to the volume weighted average trading price of the TRQ Shares on the TSX for the five (5) consecutive trading days on the TSX ending on the second trading day immediately preceding the date of the Final Prospectus;

(c)	for each TRQ Share held on the RO Record Date, a holder will receive one RO Right;

(d)	the RO Rights will be transferable and eligible for trading on the TSX, NYSE and, if then applicable, NASDAQ;

(e)	for each RO Right held, the holder thereof will be entitled to subscribe for a fractional number of TRQ Shares (the “Basic Subscription Privilege”) equal to the result of (x) divided by (y) and then divided by (z), where: (x) equals the RO Gross Proceeds; (y) equals the RO Subscription Price; and (z) equals the number of outstanding TRQ Shares on the Business Day immediately preceding the date of the Final Prospectus, as such fractional number may be rounded or otherwise adjusted with the mutual agreement of TRQ and Rio Tinto;

(f)	each holder of RO Rights who has fully exercised such holder’s RO Rights will also be entitled to subscribe for a number of additional TRQ Shares (the “Additional Subscription Privilege”) equal to the lesser of (A) the number of additional TRQ Shares subscribed for by the holder under the Additional Subscription Privilege and (B) the result of (x) multiplied by (y) divided by (z), where: (x) equals the total number of TRQ Shares not subscribed for under the Basic Subscription Privilege; (y) equals the number of RO Rights exercised by such holder; and (z) equals the total number of RO Rights exercised by all holders of RO Rights that have subscribed for TRQ Shares under the Additional Subscription Privilege;

(g)	the aggregate RO Subscription Price payable by each holder of RO Rights (other than Rio Tinto or any of its Affiliates) who exercises the Basic Subscription Privilege and, if applicable, the Additional Subscription Privilege will be payable at the time set out in the Final Prospectus, and TRQ will not waive any delay or other non-compliance with such requirement by any such holder;

(h)	where a holder’s exercise of RO Rights would otherwise entitle such holder to fractional TRQ Shares, such holder’s entitlement will be reduced to the next lowest whole number of TRQ Shares. TRQ will not be required to issue fractional TRQ Shares or to pay cash in lieu thereof; and

(i)	TRQ will use its reasonable commercial efforts to cause the RO Closing Date to occur not later than December 20, 2013, provided that in any event the RO Closing Date will occur not later than December 30, 2013.

5.	TRQ covenants and agrees that:

(a)	the 2013 Rights Offering will not be subject to a minimum subscription condition or any other condition other than the mechanical conditions applicable to holders of RO Rights respecting the exercise of their RO Rights that are customary in rights offerings conducted by issuers having securities listed on the TSX;

(b)	Rio Tinto and any other member of the Rio Tinto Group which is a Qualified Holder holding RO Rights, whether held directly or indirectly through an intermediary, will be entitled to subscribe for and receive TRQ Shares under the 2013 Rights Offering; and

(c)	provided the requisite subscription price has been paid, TRQ will have no right to reject any subscription for TRQ Shares under the 2013 Rights Offering, or to treat as invalid any exercise of any RO Rights, by Rio Tinto or any other member of the Rio Tinto Group which is a Qualified Holder.

6.	All or part of the RO Rights issued to Rio Tinto and its Affiliates may be assigned by Rio Tinto and its Affiliates to one or more other members of the Rio Tinto Group.

7.	TRQ covenants and agrees that, if TRQ is required to conduct the 2013 Rights Offering, it will use its reasonable commercial efforts to:

(a)	prepare and file a preliminary short form prospectus and registration statement for the 2013 Rights Offering (collectively, the “Preliminary Prospectus”) with the securities regulatory authorities in each province and territory of Canada and with the United States Securities and Exchange Commission on or before the RO Launch Deadline or such other date as may be agreed by Rio Tinto, the Rio Tinto Funding Company and TRQ;

(b)	file a final short form prospectus and registration statement for the 2013 Rights Offering (collectively, the “Final Prospectus”) with the securities regulatory authorities in each province and territory of Canada and with the United States Securities and Exchange Commission as soon as practicable following the date of the Preliminary Prospectus, provided that if a condition precedent of obtaining any Exchange Approval for the transactions contemplated by this Agreement is Shareholder Approval, then the Final Prospectus will only be filed after Shareholder Approval is obtained; and

(c)	complete the 2013 Rights Offering on the RO Closing Date upon the terms contemplated herein.

8.	TRQ and Rio Tinto acknowledge and agree that, if the 2013 Rights Offering is proceeded with, the Anti-Dilution Series D Warrants (the “2013 Anti-Dilution Series D Warrants”) that Rio Tinto will be entitled to receive from TRQ on the RO Closing Date pursuant to Section 13 of the 2012 MOA Amending Agreement will be issued to Rio Tinto pursuant to a private placement and not qualified by the Final Prospectus, and accordingly Rio Tinto agrees that notwithstanding anything to the contrary in Section 13 of the 2012 MOA Amending Agreement, its entitlement to TRQ Shares upon exercise of the 2013 Anti-Dilution Series D Warrants will be limited to the lesser of (i) that number of TRQ Shares determined pursuant to Section 13 of the 2012 MOA Amending Agreement, and (ii) 100,599,888 TRQ Shares (being approximately 9.99% of the number of issued and outstanding TRQ Shares as of the date of the Binding Term Sheet), provided that if TRQ determines, for any reason, that the 2013 Anti-Dilution Series D Warrants and the TRQ Shares for which they may be exercised will be issued other than pursuant to a private placement, then the foregoing limitation in sub-clause (ii) of this Section 8 will not apply. In connection with the foregoing, TRQ represents and warrants to Rio Tinto and the Rio Tinto Funding Company that it has applied for and obtained the TSX Warrant Approval prior to the date of this Agreement and that it has furnished a copy of the TSX Warrant Approval to Rio Tinto through its legal counsel.

9.	TRQ and Rio Tinto agree that the disclosure in the Preliminary Prospectus, the Final Prospectus, any prospectus amendment, any amending or supplemental documentation, any similar document required to be filed by TRQ under applicable Securities Laws, any press release or other public disclosure by TRQ relating to the New Bridge Facility or the 2013 Rights Offering and any materials to be filed with any Governmental Authority or the TSX, NYSE or, if then applicable, NASDAQ in connection with the New Bridge Facility or the 2013 Rights Offering, including in relation to the 2013 Anti-Dilution Series D Warrants (collectively, the “2013 Transaction Disclosure”) will be prepared by TRQ. Each of the Preliminary Prospectus, the Final Prospectus and any prospectus amendment will contain full, true and plain disclosure of all material facts relating to the TRQ Shares, including the status of the OT Project Financing, and TRQ will issue a press release forthwith upon any change in such status. TRQ will provide Rio Tinto and its counsel with a reasonable opportunity to review and comment on the 2013 Transaction Disclosure, and TRQ will give due consideration to such comments, acting reasonably, provided that the parties agree that in no event will Rio Tinto be liable to TRQ or any person for any inaccuracy or misrepresentation contained in any 2013 Transaction Disclosure, except in respect of information or statements provided in writing to TRQ by Rio Tinto or its Affiliates for the specific purpose of inclusion in the 2013 Transaction Disclosure. In addition, the final forms of the Preliminary Prospectus, the Final Prospectus, any prospectus amendment and any drafts of any of the foregoing which may be filed by or on behalf of TRQ with any securities regulatory authority or stock exchange must be in form and substance satisfactory to Rio Tinto, acting reasonably. The forms of any of the Transaction Documents (including any redactions therefrom) which are to be publicly filed on SEDAR or EDGAR by any of the parties hereto or their Affiliates will be agreed between the parties prior to any such filing being made, provided, however, that such commitment will not prevent TRQ or any member of the Rio Tinto Group from complying, in good faith and upon the advice of counsel, with its filing obligations under applicable Securities Laws. For greater certainty, any OT Disclosure contained in the 2013 Transaction Disclosure is subject to Section 62 of the 2012 MOA.

10.	TRQ covenants and agrees that it will:

(a)	take all reasonable steps and proceedings that may be necessary in order to:

(i)	qualify the distribution of the securities issuable in connection with the 2013 Rights Offering (including the RO Rights, the TRQ Shares issuable upon the exercise of the RO Rights, and the Standby Shares) in each of the provinces and territories of Canada and to register all of the aforementioned securities with the United States Securities and Exchange Commission;

(ii)	permit the lawful distribution of the securities issuable to Rio Tinto and any other member of the Rio Tinto Group which is a Qualified Holder in connection with the 2013 Rights Offering and the transactions contemplated by this Agreement, provided that TRQ shall only be required to file a prospectus and registration statement, or similar disclosure document, in respect of the 2013 Rights Offering in Canada and the United States; and

(iii)	list (or reserve for listing, as applicable) on the TSX, NYSE and, if then applicable, NASDAQ the securities issuable in connection with the 2013 Rights Offering and the TRQ Shares issuable in connection with the other transactions contemplated by this Agreement (including the Standby Shares and the 2013 Anti-Dilution Series D Warrant Shares),

including obtaining all necessary consents and approvals for the creation, offering and issuance of such securities;

(b)	if required by applicable Securities Laws in conducting the 2013 Rights Offering, prepare any prospectus amendment and/or any documentation supplemental thereto and/or any amending or supplemental documentation and/or any similar document required to be filed by it under applicable Securities Laws;

(c)	comply with applicable Securities Laws in conducting the 2013 Rights Offering and the other transactions contemplated by this Agreement and consult with Rio Tinto and its advisors regarding the manner in which the 2013 Rights Offering and the other transactions contemplated by this Agreement will comply with applicable Securities Laws;

(d)	permit Rio Tinto and its advisors the opportunity to participate in and have input on its communications (verbal, written or otherwise) with any Governmental Authorities and the TSX, NYSE and, if then applicable, NASDAQ with respect to the 2013 Rights Offering and the other transactions contemplated by this Agreement, including providing Rio Tinto, in advance, with copies of any notifications, filings, applications and other submissions in draft form and a reasonable opportunity to review and comment thereon; and

(e)	immediately notify Rio Tinto and its advisors in writing of any demand, request or inquiry (formal or informal) by any Governmental Authority or the TSX, NYSE or NASDAQ that concerns any matter that may affect the 2013 Rights Offering or any of the other transactions contemplated by this Agreement.

11.	TRQ and Rio Tinto agree that the provisions of this Agreement relating to the 2013 Rights Offering shall apply notwithstanding anything to the contrary in the PPA; provided, however, that Rio Tinto and TRQ acknowledge that the agreement by the parties hereunder, including Rio Tinto’s agreement to participate in the 2013 Rights Offering, will not be construed as determinative of any party’s rights or obligations under the PPA in respect of any other transaction or matter including, without limitation, in respect of any rights offerings other than in accordance with the terms of this Agreement nor as an admission by either party that a particular transaction is permitted or not permitted under the PPA.

12.	Rio Tinto agrees, subject to the satisfaction (or waiver by Rio Tinto) on the fifth (5th) Business Day preceding the RO Expiry Date of the conditions in favour of Rio Tinto set forth in Sections 17(a) through 17(f) inclusive, Section 17(h) and Section 17(i) (provided that for purposes of this Section 12, references in such Sections to the RO Closing Date will be deemed to be references to such fifth (5th) Business Day preceding the RO Expiry Date), to support the 2013 Rights Offering by exercising, and causing any other member of the Rio Tinto Group which owns RO Rights to exercise, the Basic Subscription Privilege in respect of any RO Rights held by Rio Tinto and any such member.

13.	The subscription price for any TRQ Shares subscribed for by Rio Tinto or any of its Affiliates under the Basic Subscription Privilege will be payable at the time set out in the Final Prospectus. Notwithstanding anything to the contrary in the Preliminary Prospectus, the Final Prospectus or any prospectus amendment, the subscription price for any TRQ Shares subscribed for by Rio Tinto or any of its Affiliates under the Additional Subscription Privilege will be payable on, and will not be required to be delivered prior to, the RO Closing Date.

14.	TRQ covenants and agrees that, notwithstanding Section 2.14 of the PPA, and subject to Section 35 and Schedule I, it will use all of the net proceeds from the 2013 Rights Offering:

(a)	to the extent of the RO Required Net Proceeds, to fund the amounts set out in Section 4(a)(i) or 4(a)(ii), as the case may be; and

(b)	to the extent of any RO Additional Net Proceeds, to fund expenditures in respect of Operations;

and for greater certainty, such proceeds may not be used for any other purpose without the prior written consent of Rio Tinto.

15.	If TRQ is required pursuant to Section 3 to conduct the 2013 Rights Offering, and

(a)	on or after the RO Launch Deadline definitive agreements for the OT Project Financing are entered into;

(b)	the Net OTPF TRQ Proceeds from the initial drawdown under the OT Project Financing are at least equal to the Initial PF Drawdown Requirements; and

(c)	TRQ pays or repays from such Net OTPF TRQ Proceeds all amounts outstanding under the Interim Funding Facility and the New Bridge Facility;

then TRQ will be entitled to terminate the 2013 Rights Offering at any time on or after the date on which all amounts then outstanding under the Interim Funding Facility and the New Bridge Facility are paid or repaid and prior to the date on which the RO Rights are listed and posted for trading on any of the TSX, NYSE or, if then applicable, NASDAQ.

Standby Commitment

16.	Rio Tinto agrees to support the 2013 Rights Offering by (i) subscribing for, or causing one or more members of the Rio Tinto Group to subscribe for, at the RO Subscription Price on the RO Closing Date, such number of TRQ Shares (the “Standby Shares”) as is equal to the result of (x) minus (y), where: (x) equals the number of TRQ Shares determined by dividing the RO Gross Proceeds by the RO Subscription Price; and (y) equals the number of TRQ Shares subscribed for under the 2013 Rights Offering by holders of RO Rights, including any member of the Rio Tinto Group, pursuant to the Basic Subscription Privilege and the Additional Subscription Privilege (such commitment being referred to herein as the “Standby Commitment”) and (ii) refraining from taking any action or making any public statement in connection with the 2013 Rights Offering inconsistent with its Standby Commitment (excluding, for greater certainty, exercising any of its rights under Section 17).

17.	The Standby Commitment is subject to the satisfaction (or waiver in writing by Rio Tinto) of the following conditions in favour of Rio Tinto at the time of completion of the Standby Commitment on the RO Closing Date:

(a)	there will be no claims, litigation, inquiries, investigations (whether formal or informal) or other proceedings, including appeals and applications for review, in progress or pending, commenced or threatened, by any person or Governmental Authority or the TSX, NYSE or NASDAQ, or orders or decisions issued by any Governmental Authority or the TSX, NYSE or NASDAQ, any of which

(i)	suspends or ceases trading in any TRQ securities or operates to prevent or restrict the lawful distribution of any such securities; or

(ii)	restricts or enjoins any of the transactions contemplated by this Agreement;

(b)	all necessary approvals, orders, rulings and consents of all relevant securities regulatory authorities and other Governmental Authorities required in connection with the 2013 Rights Offering and the other transactions contemplated by this Agreement will have been obtained;

(c)	(i) the TSX Warrant Approval will not have been revoked or modified in any respect, (ii) each of the TSX 2013 Rights Offering Approval and the U.S. Exchange Approvals will have been obtained in respect of the 2013 Rights Offering and the listing of the securities issuable in connection therewith (including the 2013 Anti-Dilution Series D Warrant Shares), and (iii) if a condition of any of the TSX 2013 Rights Offering Approval or the U.S. Exchange Approvals is the obtaining by TRQ of Shareholder Approval, then such Shareholder Approval will have been obtained in the manner required by the relevant exchange;

(d)	neither any RO Rights nor any TRQ Shares will have been de-listed or suspended or halted from trading for a period greater than one Business Day at any time prior to the RO Closing Date;

(e)	the representations and warranties of TRQ contained in Schedule F will be true and correct in all material respects as of the RO Closing Date with the same force and effect as if made as at the RO Closing Date after giving effect to the 2013 Rights Offering and the other transactions contemplated by this Agreement;

(f)	TRQ will have complied in all material respects with its covenants contained in this Agreement and under the New Bridge Funding Agreement;

(g)	Rio Tinto will have received favourable legal opinions dated the RO Closing Date addressed to Rio Tinto and its counsel from Canadian and U.S. counsel to TRQ in form and substance satisfactory to Rio Tinto and its counsel, acting reasonably, with respect to the TRQ Shares issued upon the exercise of the RO Rights, the 2013 Anti-Dilution Series D Warrant Shares and the Standby Shares;

(h)	no catastrophe of national or international consequence or any change in law or other occurrence of any nature whatsoever will have occurred at any time prior to the RO Closing Date which, in the reasonable opinion of Rio Tinto, seriously adversely affects, or would reasonably be expected to seriously adversely affect, the financial markets in Canada or the United States;

(i)	no Material Adverse Change will have occurred at any time prior to the RO Closing Date;

(j)	the 2013 Anti-Dilution Series D Warrants will have been issued and a certificate representing the 2013 Anti-Dilution Series D Warrants will have been delivered to Rio Tinto; and

(k)	the RO Closing Date will have occurred not later than December 30, 2013.

18.	All or part of the Standby Commitment may be assigned to one or more members of the Rio Tinto Group which are Qualified Holders.

19.	TRQ covenants and agrees to (a) cause its transfer agent to deliver to Rio Tinto, as soon as is practicable following the RO Expiry Date, details concerning the total number of TRQ Shares subscribed for by holders of RO Rights under the 2013 Rights Offering, the number of TRQ Shares which Rio Tinto or another member of the Rio Tinto Group have been allocated and must subscribe for under the Additional Subscription Privilege (each in accordance with its election made in connection with its exercise of the Basic Subscription Privilege) and the number of Standby Shares which Rio Tinto or another member of the Rio Tinto Group must subscribe for pursuant to the Standby Commitment and (b) provided the requisite subscription price has been paid, on the RO Closing Date, issue to Rio Tinto or such other member of the Rio Tinto Group as Rio Tinto may direct the TRQ Shares subscribed for by it under the Basic Subscription Privilege, any TRQ Shares subscribed for by it under the Additional Subscription Privilege, and the Standby Shares.

20.	In consideration of the Standby Commitment, TRQ agrees to pay to Rio Tinto and/or such other member of the Rio Tinto Group as Rio Tinto may direct an aggregate standby commitment fee (the “Standby Commitment Fee”) equal to three per cent (3%) of the RO Gross Proceeds received by TRQ on the RO Closing Date. The Standby Commitment Fee will be paid on the RO Closing Date, subject to each of the conditions listed in Section 17 having been satisfied or waived and subject to Rio Tinto having paid in full for all TRQ Shares subscribed for by Rio Tinto pursuant to the 2013 Rights Offering and its Standby Commitment.

Amendments to OT Interim Funding Agreement and HoA

21.	Rio Tinto, the Rio Tinto Funding Company and TRQ agree that, effective on the Closing Date, and without any further action being required to be taken by any of the parties, the OT Interim Funding Agreement shall be amended on the terms and conditions set forth in Schedule C attached hereto. All other terms of the OT Interim Funding Agreement shall remain unamended and in full force and effect.

22.	Rio Tinto and TRQ agree that, effective on the Closing Date, and without any further action being required to be taken by any of the parties, the HoA shall be amended on the terms and conditions set forth in Schedule D attached hereto. All other terms of the HoA shall remain unamended and in full force and effect.

Covenants

23.	TRQ covenants and agrees that:

(a)	it will:

(i)	subject to the requirements of this Agreement and the requirements and administrative practices of the TSX, NYSE and, if then applicable, NASDAQ, apply promptly for, and use its reasonable efforts to obtain expeditiously, each of the TSX 2013 Rights Offering Approval and the U.S. Exchange Approvals;

(ii)	use its reasonable efforts to satisfy all conditions precedent to any of the Exchange Approvals;

(iii)	if and only if a condition precedent of any such Exchange Approval is approval of any of the transactions contemplated by this Agreement by the holders of TRQ Shares (“Shareholder Approval”),

A.	promptly convene a special meeting of the holders of TRQ Shares for the sole purpose of seeking Shareholder Approval (the “Special Shareholders Meeting”);

B.	prepare and mail to holders of TRQ Shares, in accordance with the YBCA and applicable Securities Laws, a management proxy circular (the “Proxy Circular”) for the Special Shareholders Meeting, which will include the necessary shareholder resolution to obtain Shareholder Approval and a recommendation of the TRQ Board to holders of TRQ Shares to vote such TRQ Shares at the Special Shareholders Meeting in favour of Shareholder Approval;

C.	provide Rio Tinto and its counsel with a reasonable opportunity to review and comment on the Proxy Circular and the form of proxy related thereto, it being understood that the Proxy Circular and the form of proxy related thereto must be in form and substance acceptable to Rio Tinto, acting reasonably, and the TRQ Board; provided that in no event will Rio Tinto be liable to TRQ or any person for any inaccuracy or misrepresentation contained in the Proxy Circular or the form of proxy related thereto unless such information has been provided in writing by Rio Tinto for the express purpose of such Proxy Circular; and

D.	solicit proxies for the Special Shareholders Meeting in favour of Shareholder Approval;

but TRQ will not otherwise propose that shareholder approval be sought in respect of any of the transactions contemplated by this Agreement or any of the other Transaction Documents;

(b)	for so long as the Rio Tinto Group consolidates the financial position and results of operations of TRQ and its Subsidiaries within the Rio Tinto Group financial statements, TRQ will use its best efforts (other than in relation to Inova Resources Ltd. and SGER and their respective Subsidiaries, where TRQ will be required to use its reasonable commercial efforts only) to deliver or cause to be delivered to Rio Tinto:

(i)	as soon as available but no later than 60 days after the close of each fiscal quarter, quarterly (and year-to-date) unaudited financial statements of TRQ, OT LLC and each Subsidiary of TRQ that present fairly such entity’s financial position; and

(ii)	as soon as available but no later than 120 days after the close of each fiscal year, as applicable, annual audited financial statements of TRQ and OT LLC that present fairly such entity’s financial position; and

(c)	the number of TRQ Shares issuable upon the exercise of any then outstanding Existing Stock Options will be adjusted to take into account the 2013 Rights Offering, subject to Exchange Approval.

24.	TRQ and Rio Tinto will use their respective commercially reasonable efforts to work together and through their respective counsel (including without limitation by making filings, applications, representations and submissions to the TSX, the NYSE and, if then applicable, NASDAQ) to obtain:

(a)	prior to the Closing Date, written notification from the TSX; and

(b)	prior to the filing of the Preliminary Prospectus, written notification from the NYSE and, if then applicable, NASDAQ;

that such exchange has no reason to believe that if the 2013 Rights Offering were to proceed in accordance with the terms and conditions set out in this Agreement, written conditional approval by such exchange of all securities to be issued in connection with the 2013 Rights Offering would not be granted or that such conditional approval, if granted, would be subject to Shareholder Approval.

25.	TRQ makes the covenants set forth in Schedule E attached hereto (the “Continuing Covenants”) as of the date of this Agreement, and covenants and agrees that each of the Continuing Covenants will continue in full force and effect for the benefit of Rio Tinto and the Rio Tinto Funding Company from and after the date hereof until the earlier of (a) the date on which the initial drawdown under the OT Project Financing is completed and the proceeds thereof are used to fund the payment in full of the Initial PF Drawdown Requirements and (b) December 31, 2015. For the avoidance of doubt, the Continuing Covenants are in addition to (i) the covenants which TRQ has agreed to give for the benefit of the Rio Tinto Supporter under the Completion Support Agreement until the Support Termination Date pursuant to Section 59(a) of the 2012 MOA and (ii) any other covenants which TRQ has otherwise given to Rio Tinto or any of its Affiliates and which remain in full force and effect as of the date hereof (including, without limitation, the other covenants of TRQ set out in this Agreement and the covenants of TRQ in favour of the Rio Tinto Funding Company made pursuant to the New Bridge Funding Agreement), which will continue in full force and effect in accordance with their respective terms.

Representations and Warranties

26.	TRQ makes the representations and warranties set forth in Schedule F as at the date of this Agreement and (subject to such updates to paragraph (l) of Schedule F in respect of the number of TRQ Shares issued and outstanding from time to time as TRQ may deliver to Rio Tinto and the Rio Tinto Funding Company in the form of a written officer’s certificate dated as of either or both of such dates) as of the Closing Date and the RO Closing Date and acknowledges that they are being and will be relied upon by each of Rio Tinto and the Rio Tinto Funding Company.

27.	Rio Tinto makes the representations and warranties set forth in Schedule G as at the date of this Agreement and the Closing Date and acknowledges that they are being and will be relied upon by TRQ.

28.	The Rio Tinto Funding Company makes the representations and warranties set forth in Schedule H as at the date of this Agreement and the Closing Date and acknowledges that they are being and will be relied upon by TRQ.

29.	For the purposes of any representation or warranty pursuant to Section 26 which is made to the “knowledge” of TRQ, the term “knowledge” means actual knowledge on the part of the directors and executive officers of TRQ. For the purposes of any representation or warranty pursuant to Section 27 or Section 28 which is made to the “knowledge” of Rio Tinto or the Rio Tinto Funding Company, the term “knowledge” means actual knowledge on the part of the directors and executive officers of such entity.

30.	The representations and warranties of the parties contained in this Agreement are only made as of the dates indicated in Sections 26, 27 and 28 but survive for the purposes of allowing a party to sue for a breach of a representation and warranty that party is entitled to rely upon on the basis that the representation or warranty was not true as at the date such representation and warranty was made. No party shall be entitled to bring a claim on the basis of a breach of the representations and warranties that such party is entitled to rely upon after the second anniversary of the date of this Agreement.

Closing and Additional Deliveries

31.	The obligations of each of the parties pursuant to Sections 3 through 22 inclusive will be subject to and conditional upon the Closing Date having occurred. From and after such date, this Agreement will supersede the Binding Term Sheet except for the provisions thereof set out under the heading “Extension and Amendment of Short Term Bridge Facility” and any other provisions thereof which are necessary in order to give meaning and effect thereto, and except for such provisions the Binding Term Sheet will cease to be of any further force and effect.

32.	On the date of this Agreement:

(a)	TRQ will deliver to Rio Tinto and the Rio Tinto Funding Company certified copies of the resolutions of the TRQ Board approving this Agreement and the New Bridge Funding Agreement and the consummation of the transactions contemplated by this Agreement and the New Bridge Funding Agreement;

(b)	Rio Tinto will deliver to TRQ certified copies of the resolutions of the board of directors of Rio Tinto approving this Agreement and the consummation of the transactions contemplated by this Agreement; and

(c)	the Rio Tinto Funding Company will deliver to TRQ certified copies of the resolutions of the board of directors of the Rio Tinto Funding Company approving this Agreement and the New Bridge Funding Agreement and the consummation of the transactions contemplated by this Agreement and the New Bridge Funding Agreement.

33.	On the Closing Date:

(a)	TRQ will deliver to Rio Tinto and the Rio Tinto Funding Company favourable corporate, enforceability, title, securities and security legal opinions of TRQ’s United Kingdom, Yukon, British Columbia, Netherlands, Delaware, Aruba, British Virgin Islands, Luxembourg and Mongolian legal counsel, dated the Closing Date and addressed to Rio Tinto and the Rio Tinto Funding Company and their counsel, in form and substance satisfactory to Rio Tinto and the Rio Tinto Funding Company and their counsel, each acting reasonably, but substantially similar to the opinions delivered by TRQ’s counsel to Rio Tinto and/or the Rio Tinto Funding Company in connection with previous transactions similar to those contemplated by this Agreement and the New Bridge Funding Agreement, with respect to such matters contemplated by this Agreement and the New Bridge Funding Agreement as Rio Tinto and the Rio Tinto Funding Company and their counsel may reasonably request;

(b)	Rio Tinto will deliver to TRQ favourable corporate and enforceability legal opinions of Rio Tinto’s United Kingdom and British Columbia legal counsel, dated the Closing Date and addressed to TRQ and its counsel, in form and substance satisfactory to TRQ and its counsel, each acting reasonably, but substantially similar to the opinions delivered by Rio Tinto’s counsel to TRQ in connection with previous transactions similar to those contemplated by this Agreement, with respect to such matters contemplated by this Agreement as TRQ and its counsel may reasonably request;

(c)	the Rio Tinto Funding Company will deliver to TRQ favourable corporate and enforceability legal opinions of the Rio Tinto Funding Company’s United Kingdom and British Columbia legal counsel, dated the Closing Date and addressed to TRQ and its counsel, in form and substance satisfactory to TRQ and its counsel, each acting reasonably, but substantially similar to the opinions delivered by the Rio Tinto Funding Company’s counsel to TRQ in connection with previous transactions similar to those contemplated by this Agreement and the New Bridge Funding Agreement, with respect to such matters contemplated by this Agreement and the New Bridge Funding Agreement as TRQ and its counsel may reasonably request; and

(d)	the parties will mutually confirm in writing that the Closing Date has occurred.

Taxes

34.	If TRQ is required by Applicable Law to withhold or deduct any Taxes (including any stamp or documentary taxes or any other excise or property taxes, but not including any income or capital taxes) in respect of any payment to or any obligation in favour of any member of the Rio Tinto Group hereunder (including, without limitation, the Standby Commitment Fee) (collectively, the “Indemnified Taxes”), then TRQ will pay such member of the Rio Tinto Group such additional amounts as may be necessary so that after making or allowing for all required withholdings and deductions (including withholdings and deductions applicable to additional amounts payable hereunder) such member receives an amount equal to the amount such member would have received had no such deductions or payments been required. TRQ will timely remit any Taxes withheld or deducted to the relevant Governmental Authority in accordance with Applicable Law. TRQ will indemnify any member of the Rio Tinto Group, within 10 days after demand therefor, for the full amount of any Indemnified Taxes paid by such member (including any Indemnified Taxes imposed or asserted on or attributable to additional sums payable hereunder), together with any penalties, interest and reasonable expenses arising therefrom or with respect thereto. Notwithstanding the foregoing, the amount of any additional payments or indemnity payments made hereunder shall not exceed the amount of such additional payments or indemnity payments that would have been payable but for the exercise by a member of the Rio Tinto Group of the assignment and transfer rights set out in Section 42.

35.	In connection with the 2013 Rights Offering, TRQ will carry out, and will cause each of its Subsidiaries to carry out, all of the steps described in Schedule I. If Rio Tinto determines that such steps should no longer apply, TRQ will carry out, and will cause its Subsidiaries to carry out, such other steps as Rio Tinto and TRQ, each acting reasonably, may otherwise agree.

36.	TRQ and any relevant Subsidiary of TRQ or member of the Rio Tinto Group will timely execute and file an election or form under section 212.3 of the Tax Act in respect of every Investment which is made in the course of the carrying out of the steps described in Schedule I and which would otherwise result in a deemed dividend pursuant to subsection 212.3(2) of the Tax Act.

37.	TRQ will, and will cause each of its relevant Subsidiaries to, cooperate as required by Rio Tinto and will provide to Rio Tinto any information which in the sole discretion of Rio Tinto is necessary to exercise its rights under Section 35 or to support the validity of the elections described in Section 36, subject to the express terms of any non-disclosure agreement entered into prior to the date of the Binding Term Sheet between any Subsidiary of TRQ and any member of the Rio Tinto Group (any such agreement, an “Existing NDA”) applicable to agreements or information disclosed or received by the parties to such Existing NDA.

38.	TRQ will indemnify Rio Tinto plc and any other member of the Rio Tinto Group for, and will hold Rio Tinto plc and any such other member harmless from, and Rio Tinto will indemnify TRQ and any of its Subsidiaries for, and will hold TRQ and any such Subsidiary harmless from, any loss (including, for greater certainty, any liability for Taxes imposed in respect of a dividend which is deemed to have been paid pursuant to section 212.3 of the Tax Act, any loss resulting from a Non-Reinstatable PUC Reduction, and any liability for Taxes imposed on a distribution as a result of the inability of the payor to reinstate any Reinstatable PUC in respect of the distribution), but only to the extent that such loss results from a breach of the obligations imposed on such party by Section 35, 36 or 37.

Costs and Expenses

39.	TRQ will reimburse Rio Tinto, the Rio Tinto Funding Company and any other Rio Tinto Group member for all of their reasonable costs and expenses, including the reasonable fees, expenses and disbursements of external legal counsel retained by Rio Tinto, the Rio Tinto Funding Company or any other Rio Tinto Group member:

(a)	in connection with the preparation, negotiation, approval, execution and implementation of the Transaction Documents and all documents relating thereto and the completion of the transactions contemplated thereby (including without limitation any amendments or waivers required by Rio Tinto or the Rio Tinto Funding Company or requested by TRQ from time to time or pursuant to the provisions of any Transaction Document or any document contemplated thereby); and

(b)	(i) in enforcing any of the Transaction Documents or any document contemplated thereby in connection with an Event of Default (as such term is defined in the New Bridge Funding Agreement) or other default thereunder; (ii) in actions for declaratory relief in any way related to the Transaction Documents or any document contemplated thereby; (iii) in collecting any sum which becomes payable to Rio Tinto or the Rio Tinto Funding Company under the Transaction Documents or any document contemplated thereby; or (iv) in connection with the participation of Rio Tinto, the Rio Tinto Funding Company or any other Rio Tinto Group member in any arbitration proceedings in connection with the Transaction Documents or any document contemplated thereby, except to the extent that any such Rio Tinto Group member is unsuccessful in such arbitration proceedings and the arbitrator specifies in his or her award that the costs and expenses of such Rio Tinto Group member are to be borne by it.

General Provisions

40.	No modification of this Agreement will be valid unless made in writing and duly executed by each of the parties hereto, and no waiver of any breach of any term, or waiver of any provision, of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, will be limited to the specific breach or provision waived.

41.	Each of the parties hereto will take, from time to time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

42.	Except as expressly permitted in this Agreement, none of the parties hereto may assign its rights or obligations under this Agreement without the prior written consent of the other parties hereto, provided that subject to Section 34, either or both of Rio Tinto or the Rio Tinto Funding Company may, without the prior consent of TRQ, assign and transfer any of its respective rights and obligations hereunder (including its rights to receive any security issuable in connection with the 2013 Rights Offering) to any other member of the Rio Tinto Group.

43.	This Agreement will be binding upon and enure to the benefit of the respective successors and permitted assigns of the parties hereto.

44.	Time is of the essence in this Agreement.

45.	This Agreement will be governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein, save that (i) Schedule C attached hereto and (ii) in interpreting the provisions of such Schedule C (and for purposes of such interpretation only but not otherwise), any other provisions of this Agreement which are necessary to construe the provisions of such Schedule C, shall in each case be governed and construed in accordance with English law.

46.	The parties hereto agree that this Agreement is an integral part of the transactions contemplated by, and forms part of, the PPA. For greater certainty, all references to “this Agreement” in the PPA are deemed to include the amendments and additional provisions set forth in this Agreement. Except as expressly amended or provided for in this Agreement, nothing in this Agreement derogates from any existing rights of the parties in the PPA including, for greater certainty, those set out in Part 8 of the PPA. The parties hereto agree that any matter in dispute under this Agreement will be determined by arbitration in accordance with Part 16 of the PPA.

47.	This Agreement may be executed in counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument. Delivery of an executed signature page to this Agreement by any party by electronic transmission will be as effective as delivery of a manually executed copy of this Agreement by such party.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TURQUOISE HILL RESOURCES LTD.

By:
Title:

RIO TINTO INTERNATIONAL HOLDINGS LIMITED

By:
Title:

RIO TINTO SOUTH EAST ASIA LIMITED

By:
Title:

SCHEDULE A

DEFINITIONS

“2012 MOA” means the memorandum of agreement dated as of April 17, 2012 between TRQ, Rio Tinto and the Rio Tinto Funding Company, as amended by the 2012 MOA Amending Agreement and as such agreement may be further amended, supplemented or restated from time to time.

“2012 MOA Amending Agreement” means the amending agreement to the 2012 MOA dated as of May 22, 2012 between TRQ, Rio Tinto and the Rio Tinto Funding Company, as it may be amended, supplemented or restated from time to time.

“2013 Anti-Dilution Series D Warrant Shares” has the meaning set out in Section (ee) of Schedule F.

“2013 Anti-Dilution Series D Warrants” has the meaning set out in Section 8.

“2013 Rights Offering” has the meaning set out in Section 3.

“2013 Transaction Disclosure” has the meaning set out in Section 9.

“ACAA” means the acknowledgement, consent and amending agreement between TRQ, Rio Tinto and certain others dated October 6, 2009, as it may be amended, supplemented or restated from time to time in accordance with the terms thereof.

“Additional Subscription Privilege” has the meaning set out in Section 4(f).

“Affiliate” means, in respect of a specified person, any person which Controls, is Controlled by, or is under common Control with, such specified person and, in the case of Rio Tinto or any member of the Rio Tinto Group, “Affiliate” includes any member of the Rio Tinto Group but excludes TRQ and its Subsidiaries and, in the case of TRQ or any of its Subsidiaries, excludes any member of the Rio Tinto Group.

“Anti-Dilution Series D Warrants” has the meaning set out in Section 13 of the 2012 MOA Amending Agreement.

“Anti-Dilution Subscription Right” has the meaning set out in Section 55 of the 2012 MOA.

“Applicable Laws” means all applicable laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licences, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether federal, provincial, territorial, municipal or local, whether domestic or foreign, and whether legislative, administrative or judicial in nature, and “Applicable Law” means any of the foregoing.

“Basic Subscription Privilege” has the meaning set out in Section 4(e).

“Binding Term Sheet” has the meaning set out in the recitals hereto.

“Business Day” means any day other than a Saturday or Sunday upon which banks in Vancouver, British Columbia and London, England are ordinarily open for business.

“Canadian Securities Laws” means, collectively, the Securities Act (British Columbia) and the applicable securities laws of the other provinces and territories of Canada, the regulations made and forms prescribed thereunder together with all applicable published rules, instruments, policy statements and blanket orders and rulings of the Canadian securities regulatory authorities.

“Capital Lease” means a capital lease or lease that should be treated as a capital lease under GAAP.

“Closing Date” means the date on which (i) the New Bridge Funding Agreement has become effective in accordance with the first sentence of Section 4.1 thereof, and (ii) each of TRQ, Rio Tinto and the Rio Tinto Funding Company has complied with its respective obligations under Section 33 hereof.

“Collateral Documents” has the meaning set out in the New Bridge Funding Agreement.

“Completion Support Agreement” has the meaning set out in Section 22 of the 2012 MOA.

“Constating Documents” means the charter, the memorandum, the articles of association, the articles of incorporation, the articles of continuance, the articles of amalgamation, the by-laws and any other instrument pursuant to which an entity is created, incorporated, continued, amalgamated or otherwise established, as the case may be, and/or which governs in whole or in part such entity’s affairs, together with any amendments thereto.

“Contingent Obligation” has the meaning set out in the New Bridge Funding Agreement.

“Continuing Covenants” has the meaning set out in Section 25.

“Control” used as a verb means, with respect to a body corporate, the right in all circumstances, directly or indirectly, to exercise a majority of the votes which may be cast at a general meeting of the shareholders of the body corporate or the right to elect or appoint, directly or indirectly, a majority of the directors of the body corporate and, when used with respect to any other person, means the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise; and “Control” used as a noun means an interest which gives the holder the ability to exercise any of the foregoing powers.

“Debt” means, with respect to any person, all obligations that, in accordance with GAAP, would then be classified as a liability of such person, and, without limitation, includes, with respect to such person:

(i)	an obligation in respect of borrowed money or for the deferred purchase price of assets, property or services or an obligation that is evidenced by a note, bond, debenture or any other similar instrument;

(ii)	a transfer with recourse or with an obligation to repurchase, to the extent of the liability of such person with respect thereto;

(iii)	an obligation under a Capital Lease;

(iv)	an obligation under a residual value guarantee made with respect to an operating lease in which such person is the lessee;

(v)	a reimbursement obligation or other obligation in connection with a bankers’ acceptance or any similar instrument, or letter of credit or letter of guarantee issued by or for the account of such person;

(vi)	a Contingent Obligation to the extent that the primary obligation so guaranteed would be classified as “Debt” (within the meaning of this definition) of such person; or

(vii)	any shares in the capital of such person that are redeemable or retractable at the option of the holder of such shares for cash or obligations constituting Debt or any combination thereof;

provided, however, that there shall not be included for the purpose of this definition any obligation that is on account of trade accounts payable incurred which are in the ordinary course of business provided such trade accounts payable are not delinquent and in no event are outstanding for more than ninety (90) days.

“Encumbrance” means any mortgage, charge, pledge, hypothecation, security interest, lien, easement, right-of-way, encroachment, covenant, condition, right-of-entry, lease, license, assignment, option or claim or any other encumbrance, charge or any title defect of whatever kind of nature, regardless of form, whether or not registered or registrable and whether or not consensual or arising by law (statutory or otherwise).

“Environmental Claims” means any and all enforcement, clean-up, remedial or other governmental or regulatory actions, orders, directions or proceedings instituted, pending or completed or, to the best of the knowledge of TRQ, after due inquiry, threatened or anticipated pursuant to any Environmental Laws, and all claims made or, to the best of the knowledge of TRQ, after due inquiry, threatened, by any third party against TRQ or any Material Subsidiary relating to damage, contribution, costs recovery, compensation, loss or inquiry resulting from any violation or alleged violation of any Environmental Laws.

“Environmental Laws” means laws relating to environmental matters, including abatement of pollution, protection from harm or damage to the environment, protection of wildlife and other living organisms, including endangered species, ensuring public safety from environmental hazards, protection of cultural or historic resources, management, storage or control of Hazardous Substances, releases or threatened releases of Hazardous Substances as wastes into the environment, including air, surface water and groundwater, and all other Applicable Laws relating to the generation, processing, distribution, use, treatment, storage, disposal, handling or transport of Hazardous Substances.

“Erdenes” means, prior to April 20, 2012, Erdenes MGL LLC, and on and subsequent to April 20, 2012, Erdenes Oyu Tolgoi LLC.

“Exchange Approvals” means collectively, the TSX Warrant Approval, the TSX 2013 Rights Offering Approval and the U.S. Exchange Approvals, and “Exchange Approval” means any one of the Exchange Approvals.

“Existing Licenses” has the meaning set out in the New Bridge Funding Agreement.

“Existing NDA” has the meaning set out in Section 37.

“Existing Stock Options” means, as of any date, the incentive stock options granted under TRQ’s Employee’s and Director’s Equity Incentive Plan Amended and Restated on May 7, 2010 and outstanding on such date (which, as of August 22, 2013, amounted to 7,656,508 such options), as such options may be adjusted in accordance with the terms of such plan.

“Final Prospectus” has the meaning set out in Section 7(b).

“Funding Restriction” has the meaning set out in Section 3(b).

“GAAP” means:

(i)	in respect of all periods during which TRQ is permitted under Applicable Law to, and does, continue to apply US GAAP, US GAAP; and

(ii)	in respect of all periods commencing from the earlier of the date as of which (i) TRQ is required to apply IFRS and (ii) in compliance with Applicable Law, TRQ voluntarily adopts and applies IFRS, IFRS;

in each case applicable on a consolidated basis as at the date on which such calculation is made or required to be made in accordance with GAAP. Where the character or amount of any asset or liability or item of revenue or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified herein or as otherwise agreed in writing by the parties, be made in accordance with GAAP applied on a basis consistent with its past practice (except to the extent that TRQ’s adoption of IFRS may make consistency with TRQ’s past practice in respect of periods during which it applied US GAAP impracticable).

“Governmental Authority” means any national, central, federal, provincial, state, municipal, county or other government or regional authority, whether executive, legislative or judicial, and includes any ministry, department, commission, bureau, board, administrative or other agency or regulatory body or instrumentality thereof.

“Hazardous Substance” means any substance or material whether natural or artificial and whether in solid or liquid form or in the form of a gas or vapour whether alone or in combination (chemically or physically) with any other substance that is causing or capable of causing harm to any living organism or damage to the environment.

“HoA” means the heads of agreement dated as of December 8, 2010 between TRQ and Rio Tinto, as amended and as such agreement may be further amended, supplemented or restated from time to time in accordance with the terms thereof.

“IFRS” means International Financial Reporting Standards as issued from time to time by the International Accounting Standards Board (or its relevant successor body) and interpretations issued from time to time by the International Financial Reporting Interpretations Committee (or its relevant successor body).

“Indemnified Taxes” has the meaning set out in Section 34.

“Initial PF Drawdown Requirements” has the meaning set out in Section 3(b).

“Interim Funding Facility” means the non-revolving interim credit facility provided to TRQ by the Rio Tinto Funding Company pursuant to the terms of the OT Interim Funding Agreement in the principal amount of up to US$1.8 billion (subject to adjustment in accordance with the terms thereof).

“Investment” means an “investment” as defined in subsection 212.3(10) of the Tax Act.

“MAE Transaction Documents” has the meaning given to the term “Transaction Documents” in the New Bridge Funding Agreement.

“Material Adverse Change” means a change, development, event or occurrence with respect to the business, condition (financial or otherwise), properties, assets, liabilities, operations or results of operations of TRQ and its Subsidiaries, on a consolidated basis, that is, or would reasonably be expected to be, material and adverse to TRQ and its Subsidiaries, on a consolidated basis, other than a change primarily resulting from:

(i)	general political, economic or financial conditions outside of Mongolia or China;

(ii)	the state of securities markets;

(iii)	the mining industry in general;

(iv)	any change in the market price or trading volume of TRQ Shares;

(v)	the announcement or pendency of the 2013 Rights Offering and the transactions contemplated by this Agreement and the New Bridge Funding Agreement;

(vi)	compliance with the Standby Commitment or 2013 Rights Offering;

(vii)	actions by Rio Tinto;

(viii)	a change in accounting rules; or

(ix)	exchange rates.

“Material Adverse Effect” means, in the sole opinion of Rio Tinto, acting reasonably, the effect of any event or circumstance which is or is likely to be materially (i) adverse to the ability of TRQ or any of its Material Subsidiaries to perform or comply with its obligations under any of the MAE Transaction Documents, (ii) prejudicial to the business, operations or financial condition of TRQ, or of the Material Subsidiaries (other than SGER and its Subsidiaries) taken as a whole, or (iii) adverse to the ability of TRQ or any of its Material Subsidiaries (other than SGER and its Subsidiaries), or the Rio Tinto Manager, to develop and operate the OT Project in accordance with the most recent plan and budget for the OT Project approved from time to time by the Technical Committee and the board of directors of OT LLC.

“Material Subsidiary” means, collectively, (i) OT LLC and each other Subsidiary of TRQ through which TRQ beneficially owns, directly or indirectly, any interest in OT LLC, the OT Project or any mineral resource situated in Mongolia from time to time, and (ii) any other direct or indirect Subsidiary or Affiliate of TRQ that loans money to OT LLC or any other Subsidiary of TRQ through which TRQ beneficially owns, directly or indirectly, any interest in OT LLC, the OT Project or any mineral resource situated in Mongolia from time to time, and, as at the date of this Agreement, includes each TRQ Holdco, SGER and certain of the Subsidiaries of SGER.

“misrepresentation” has the meaning ascribed to such term under Securities Laws.

“NASDAQ” means the NASDAQ Stock Market.

“Net OTPF TRQ Proceeds” has the meaning set out in Section 3(b).

“New Bridge Facility” has the meaning set out in the recitals hereto.

“New Bridge Funding Agreement” means the medium term secured OT bridge funding agreement dated as of the date hereof between TRQ, as borrower, and the Rio Tinto Funding Company, as lender, pursuant to which the Rio Tinto Funding Company has agreed to make available to TRQ the New Bridge Facility, as it may be amended, supplemented or restated from time to time.

“Non-Material Subsidiary” means a Subsidiary of TRQ which is not a Material Subsidiary.

“Non-Reinstatable PUC Reduction” means a reduction in the paid-up capital of any corporation pursuant to subsection 212.3(7) of the Tax Act, where the amount of paid-up capital reduced cannot be re-instated pursuant to subsection 212.3(9) of the Tax Act.

“NYSE” means the New York Stock Exchange.

“Official” means any officer of a political party or candidate for political office or any officer or employee of a Governmental Authority or of a public international organization.

“Operations” has the meaning set out in the PPA and any other capitalized term embedded therein will, for the purpose of such definition only, have the meaning given to such term in the PPA.

“OT Disclosure” means any and all public disclosure by TRQ or any of its Subsidiaries regarding the OT Project.

“OT Holdcos” has the meaning set out in Section (m) of Schedule E.

“OT Interim Funding Agreement” means the terms and conditions set out in Schedule D of the HoA, as amended and as it may be amended, supplemented or restated from time to time in accordance with the terms thereof.

“OT LLC” means Oyu Tolgoi LLC.

“OT Management Agreement” means the terms and conditions set out in Schedule F to the HoA, or, following its execution, the Oyu Tolgoi management agreement contemplated to be entered into between the Rio Tinto Manager and OT LLC pursuant to Section 52(b) of the HoA, in either case as it may be amended, supplemented or restated from time to time in accordance with the terms thereof.

“OT NBV” means Oyu Tolgoi Netherlands B.V.

“OT Payment” means the 2% net smelter returns entitlement in respect of the OT Project from OT LLC purchased by TRQ from BHP Minerals International Exploration Inc. pursuant to an agreement evidenced by a letter of BHP Minerals International Exploration Inc. dated October 31, 2003 accepted by TRQ on November 1, 2003.

“OT Project” has the meaning set out in the PPA and any other capitalized term embedded therein will, for the purpose of such definition only, have the meaning given to such term in the PPA.

“OT Project Financing” means a comprehensive project financing for the OT Project acceptable to each of Rio Tinto, TRQ and the board of directors of OT LLC, each acting reasonably, in an amount of approximately US$3.0 to US$4.0 billion from a group of third party lenders.

“OT Shareholders Agreement” means the amended and restated shareholders’ agreement in relation to OT LLC between OT LLC, THR BVI, OT NBV and Erdenes dated as of June 8, 2011, as it may be further amended, supplemented or restated from time to time in accordance with the terms thereof.

“Permitted Debt” has the meaning set out in the New Bridge Funding Agreement.

“Permitted Encumbrances” has the meaning set out in the New Bridge Funding Agreement and any other capitalized term embedded therein will, for the purpose of such definition only, have the meaning given to such term in the New Bridge Funding Agreement.

“person” means any entity, whether an individual, bank, trustee, corporation, partnership, joint venture, association, joint stock company, trust, estate, executor, administrator, unincorporated organization, business association, firm, Governmental Authority or otherwise a person, firm, corporation or other entity.

“PLOIs” has the meaning set out in Schedule I.

“PPA” means the private placement agreement dated October 18, 2006 between TRQ and Rio Tinto, as amended and as such agreement may be further amended, supplemented or restated from time to time in accordance with the terms thereof.

“Preliminary Prospectus” has the meaning set out in Section 7(a).

“Prohibited Payment” by a person is any offer, gift, payment, promise to pay or authorization of the payment of any money or anything of value, directly or indirectly, to or for the use or benefit of any Official (including to or for the use or benefit of any other person if such person knows, or has reasonable grounds for believing, that the other person would use such offer, gift, payment, promise or authorization of payment for the benefit of any such Official), for the purpose of influencing any act or decision or omission of any Official in order to obtain, retain or direct business to, or to secure any improper benefit or advantage for, the person, its Affiliates or any other person; provided that any such offer, gift, payment, promise or authorization of payment shall not be considered a Prohibited Payment if it is lawful under Applicable Law which for these purposes includes the laws of the jurisdiction in which the payment is made and the laws of Canada, the United States and England.

“Proxy Circular” has the meaning set out in Section 23(a)(iii)B.

“Qualified Holder” means a member of the Rio Tinto Group resident in Canada, the United States, the United Kingdom or Australia.

“Reinstatable PUC” means paid-up capital which may be reinstated pursuant to subsection 212.3(9) of the Tax Act.

“Rio Tinto” has the meaning set out in the first paragraph of this Agreement.

“Rio Tinto Funding Company” has the meaning set out in the first paragraph of this Agreement.

“Rio Tinto Group” means Rio Tinto plc (incorporated in England), Rio Tinto Limited (incorporated in Victoria, Australia) and any other corporation wherever situated in which Rio Tinto plc and/or Rio Tinto Limited owns or Controls, directly or indirectly, more than 50 per cent of the shares or stock carrying the right to vote at a general meeting (or its equivalent) of the corporation but excludes TRQ and its Subsidiaries.

“Rio Tinto Manager” means RTOTM LLC or another member of the Rio Tinto Group designated by Rio Tinto from time to time to act as manager of the OT Project pursuant to the terms of the OT Management Agreement.

“Rio Tinto Supporter” has the meaning set out in Section 22 of the 2012 MOA.

“RO Additional Net Proceeds” has the meaning set out in Section 4(a).

“RO Closing Date” means the closing date for the 2013 Rights Offering, which will be the fifth (5th) Business Day following the RO Expiry Date or such other date as may be agreed by TRQ and Rio Tinto.

“RO Expiry Date” means the expiry date for the 2013 Rights Offering, which will be no earlier than the twenty-first (21st) day and no later than the twenty-eighth (28th) day following the RO Record Date.

“RO Gross Proceeds” has the meaning set out in Section 4(a).

“RO Launch Deadline” means the date by which, in the reasonable determination of the TRQ Board, TRQ must file the Preliminary Prospectus in order to ensure (taking into account the review and comment periods required by applicable securities regulatory authorities and all other timing requirements in connection with the 2013 Rights Offering) that the RO Closing Date will occur as set out in Section 4(i).

“RO Record Date” means the record date for the 2013 Rights Offering which will be the seventh (7th) Business Day following the date of the receipt for the Final Prospectus or such other date as may be agreed by TRQ and Rio Tinto.

“RO Required Net Proceeds” has the meaning set out in Section 4(a).

“RO Rights” has the meaning set out in Section 3.

“RO Subscription Price” has the meaning set out in Section 4(b).

“RT Canadian Holdings Funds” has the meaning set out in Schedule I.

“RT/IVN Governance Agreement” means the terms and conditions set out in Schedule E to the HoA, or, following its execution, the governance agreement contemplated to be entered into between TRQ, Rio Tinto, OT NBV and THR BVI pursuant to Section 52(a) of the HoA, in either case as it may be amended, supplemented or restated from time to time.

“Securities Laws” means, collectively, Canadian Securities Laws, U.S. Securities Laws and all other Applicable Laws regulating securities.

“Series D Warrants” means the Series D share purchase warrants of TRQ exercisable to purchase 74,247,460 TRQ Shares on the terms and conditions set out in the certificate(s) representing such warrants and registered, as of the date of this Agreement, in the name of Rio Tinto.

“SGER” means SouthGobi Resources Ltd.

“Shareholder Approval” has the meaning set out in Section 23(a)(iii).

“Shareholder Debt” has the meaning set out in the OT Shareholders Agreement.

“Short Term Bridge Facility” means the short-term bridge funding facility in the principal amount of up to US$225,000,000 made available by the Rio Tinto Funding Company to TRQ pursuant to the terms of the Short Term Bridge Funding Agreement.

“Short Term Bridge Funding Agreement” means the OT bridge funding agreement dated as of June 28, 2013 between TRQ, as borrower, and the Rio Tinto Funding Company, as lender, as amended by the Binding Term Sheet and as such agreement may be further amended, supplemented or restated from time to time.

“Special Shareholders Meeting” has the meaning set out in 23(a)(iii)A.

“Standby Commitment” has the meaning set out in Section 16.

“Standby Commitment Fee” has the meaning set out in Section 20.

“Standby Shares” has the meaning set out in Section 16.

“Subsidiary” means, in respect of any person, a person who is under the Control of such person;

“Successor” has the meaning set out in Section (m) of Schedule E.

“Tax” or “Taxes” means all present or future taxes, rents, rates, deductions, liens, duties, withholdings, imposts, levies, premiums, assessments, governmental fees or dues of any kind or nature whatsoever imposed by any Governmental Authority having power to tax, together with any penalties, fines, additions to tax and interest thereon.

“Tax Act” means the Income Tax Act (Canada).

“Technical Committee” has the meaning set out in the PPA and any other capitalized term embedded therein will, for the purpose of such definition only, have the meaning given to such term in the PPA.

“THR BVI” means THR Oyu Tolgoi Ltd. (formerly Ivanhoe Oyu Tolgoi (BVI) Ltd.).

“THR Mines” means THR Mines (BC) Ltd. (formerly Ivanhoe OT Mines Ltd.).

“Transaction Documents” means, collectively, the Binding Term Sheet, this Agreement, the New Bridge Funding Agreement and the Collateral Documents.

“TRQ” has the meaning set out in the first paragraph of this Agreement.

“TRQ Board” means the board of directors of TRQ.

“TRQ Continuous Disclosure Documents” means, at any time, the following continuous disclosure documents filed by TRQ (a) pursuant to National Instrument 51-102 Continuous Disclosure Obligations of the Canadian securities regulatory authorities, as amended and (b) with the United States Securities and Exchange Commission:

(i)	TRQ’s then most recently filed annual information form;

(ii)	TRQ’s then most recently filed audited annual consolidated comparative financial statements, together with the notes thereto and the auditors’ report thereon and including management’s discussion and analysis of financial condition and results of operations for the periods reported upon;

(iii)	TRQ’s unaudited interim consolidated comparative financial statements, including management’s discussion and analysis of financial condition and results of operations for periods to which such financial statements relate, filed since the end of the financial year of TRQ to which TRQ’s then most recently filed audited annual consolidated comparative financial statements relate;

(iv)	all management proxy circulars filed by TRQ during the twelve (12) months preceding such time;

(v)	all material change reports filed by TRQ during the twelve (12) months preceding such time; and

(vi)	TRQ’s then most recently filed annual report on Form 40-F.

“TRQ Convertible Securities” means securities of TRQ or any of its Subsidiaries which are convertible into, exchangeable for or exercisable to acquire TRQ Shares.

“TRQ Holdcos” means, collectively, any of THR Delaware Holdings, LLC, THR Aruba Holdings LLC A.V.V., THR BVI, THR Mines, Turquoise Hill Coop, OT NBV, Movele S.à.r.l., Turquoise Hill Luxembourg – Ivanhoe Mines Ltd., Luxembourg Branch and any other Subsidiary of TRQ through which TRQ directly or indirectly owns a beneficial interest in OT LLC from time to time or through which TRQ directly or indirectly provides funding to OT LLC from time to time, and each a “TRQ Holdco”.

“TRQ Shares” means the common shares of the capital of TRQ.

“TSX” means the Toronto Stock Exchange.

“TSX 2013 Rights Offering Approval” means the written acceptance and approval by the TSX of notice of the 2013 Rights Offering and the transactions contemplated thereby and the conditional listing approval by the TSX of all of the RO Rights, the TRQ Shares issuable upon exercise of the RO Rights, the Standby Shares and up to 100,599,888 2013 Anti-Dilution Series D Warrant Shares, subject only to the filing with the TSX of customary documents for transactions of such nature as specified in writing by such exchange.

“TSX Warrant Approval” means the written acceptance and approval by the TSX of notice of the private placement consisting of (i) the issuance by TRQ to Rio Tinto or another member of the Rio Tinto Group of the 2013 Anti-Dilution Series D Warrants in connection with the 2013 Rights Offering, and (ii) the issuance of up to 100,599,888 2013 Anti-Dilution Series D Warrant Shares upon exercise of the 2013 Anti-Dilution Series D Warrants, subject only to the filing with the TSX of customary documents for private placements of such nature as specified in writing by such exchange, provided, however, that TSX Warrant Approval may not include as a condition that TRQ shall be required to seek and obtain Shareholder Approval for any of the matters set forth therein.

“Turquoise Hill Coop” means Turquoise Hill Netherlands Coöperatif U.A.

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“U.S. Exchange Approvals” means the written approvals by the NYSE and, if then applicable, NASDAQ, of the 2013 Rights Offering and the transactions contemplated thereby and the securities issuable in connection therewith, including the confirmation that all securities issuable in connection with the 2013 Rights Offering, including the RO Rights, the TRQ Shares issuable upon exercise of the RO Rights, the Standby Shares, the 2013 Anti-Dilution Series D Warrants and up to 100,599,888 2013 Anti-Dilution Series D Warrant Shares, have been listed or reserved for listing on the NYSE and, if then applicable, NASDAQ, subject only to the filing with the relevant exchange of customary documents for transactions of such nature as specified in writing by such exchange.

“US GAAP” means the accounting principles from time to time approved by the Financial Accounting Standards Board of the United States of America (or its relevant successor institute).

“U.S. Securities Act” means the United States Securities Act of 1933, as amended.

“U.S. Securities Laws” means, collectively, the U.S. Securities Act, the U.S. Exchange Act, the securities laws of the states of the United States, the regulations made and forms prescribed thereunder together with all applicable published rules, instruments, policy statements and blanket orders and rulings of the United States Securities and Exchange Commission.

“YBCA” means the Business Corporations Act (Yukon).

SCHEDULE B

INTERPRETATION

The following rules shall be applied in interpreting this Agreement:

(a)	“this Agreement” means this Agreement, including the schedules and recitals hereto, as it may from time to time be supplemented, amended or modified and in effect; and the words “hereby”, “herein”, “hereto”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, subsection, clause, subclause, paragraph, subparagraph or other subdivision or Schedule;

(b)	all references in this Agreement to designated “Articles”, “Sections”, “subsections”, “clauses”, “subclauses”, “paragraphs”, “subparagraphs” and other subdivisions and “Schedules” are to the designated Articles, Sections, subsections, clauses, subclauses, paragraphs, subparagraphs and other subdivisions of, and Schedules to, this Agreement unless otherwise expressly provided;

(c)	the headings are for convenience only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

(d)	where the context so admits, all references in this Agreement to the singular shall be construed to include the plural, the masculine to include the feminine and neuter gender and, where necessary, a body corporate, and vice versa;

(e)	the word “includes” or “including”, when following any general statement, term or matter, is not to be construed to limit such general statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather such general statement, term or matter is to be construed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter;

(f)	any reference to a statute includes and is a reference to such statute and to the regulations made pursuant thereto and, unless otherwise expressly provided herein, includes a reference to all amendments made thereto and in force from time to time, and to any statute or regulation that may be passed that has the effect of supplementing or superseding such statute or such regulation;

(g)	any reference to an agreement includes, unless otherwise expressly provided herein, a reference to all amendments and supplements thereto and in force from time to time;

(h)	any reference to matters or transactions contemplated by this Agreement includes, unless otherwise expressly provided herein, a reference to the entering into of the New Bridge Funding Agreement and the Collateral Documents and the transactions contemplated by such agreements;

(i)	all references to currency are deemed to mean lawful money of the United States of America (unless expressed to be in some other currency) and all amounts to be calculated or paid pursuant to this Agreement are to be calculated in lawful money of the United States of America and paid in immediately available funds;

(j)	any reference to an entity includes and is also a reference to any entity that is a successor to such entity;

(k)	in the event that any date on which an action is required to be taken hereunder is not a Business Day, such action will be required to be taken on the next succeeding day that is a Business Day; and

(l)	where any amount to be calculated pursuant to this Agreement is in Canadian dollars, such amount shall be converted into U.S. dollars using the Bank of Canada noon rate of exchange on the applicable date.

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SCHEDULE C

AMENDMENTS TO OT INTERIM FUNDING AGREEMENT

1.	TRQ, Rio Tinto and the Rio Tinto Funding Company agree that Section 1(k) of the OT Interim Funding Agreement is deleted in its entirety and replaced as follows:

““Permitted Debt” means (i) Debt under the OT Interim Funding Agreement, (ii) until the Short Term Loan Maturity Date, Debt under the Short Term Bridge Funding Agreement, (iii) Debt under the New Bridge Funding Agreement, (iv) Debt of Material Subsidiaries (other than SGER and its Subsidiaries) in favour of the parties and in the amounts specified in Appendix 3 hereto as such Appendix may be revised from time to time with the consent of the Lender; (v) the ABCP Indebtedness; (vi) guarantees granted by Ivanhoe in relation to any Debt of Material Subsidiaries (other than SGER and its Subsidiaries) in favour of the parties and in the amounts specified in Appendix 3 hereto as such Appendix may be revised from time to time with the consent of the Lender; (vii) any parent guarantee or letter of credit issued after the date hereof by or for the account of Ivanhoe in favour of a third party to secure a contractual obligation (other than an obligation to repay borrowed money) of a Material Subsidiary (other than SGER and its Subsidiaries) to such third party in furtherance of the plan and budget approved from time to time by the Technical Committee and the board of directors of OT LLC for the OT Project; (viii) any parent guarantee granted by Ivanhoe in the ordinary course of business in relation to any Subsidiary (other than SGER and its Subsidiaries) for business related office equipment leases, including photocopiers, office furniture and computers; (ix) Debt of Ivanhoe for business related office equipment leases, including photocopiers, office furniture and computers; (x) Debt (other than in respect of the OT Project Financing) secured by Permitted Encumbrances; (xi) Debt existing on the date hereof secured by Disclosed Encumbrances; (xii) Debt in respect of the OT Project Financing (“OT Project Financing Permitted Debt”) provided that such OT Project Financing Permitted Debt will permit Ivanhoe to fully comply with its obligations under Section 8(e) hereof, failing which compliance such Debt will not be Permitted Debt and will be deemed never to have been Permitted Debt; and (xiii) Debt that constitutes Additional Funding (as defined in Schedule E to the Heads of Agreement);”

2.	TRQ, Rio Tinto and the Rio Tinto Funding Company agree that Section 1(e) of the OT Interim Funding Agreement is deleted in its entirety and replaced as follows:

““Distributed OT Cash Flow” means, in respect of any period, any cash or cash equivalents that are paid or otherwise transferred (or which save for the provisions of the standing payment directions provided by OT LLC or Erdenes to the Rio Tinto Manager would have been paid) during such period from OT LLC:

(i)	to or for the account of Ivanhoe or any of its Subsidiaries; or

(ii)	to any member of the Rio Tinto Group (or any third party to which the Lender’s rights under the OT Interim Funding Agreement, the Short Term Bridge Funding Agreement or the New Bridge Funding Agreement may be assigned or transferred, as applicable, as permitted hereby or thereby) at the direction of Ivanhoe or any of its Subsidiaries in satisfaction of amounts otherwise payable or transferable to Ivanhoe or any of its Subsidiaries, including for greater certainty (A) any amounts paid or transferred as repayments of shareholder loans, payments on the redemption of shares or cash dividends, (B) cash distributions (but not accruals) on account of the Management Services Payment (it being acknowledged that Ivanhoe and Rio Tinto have agreed that the Management Services Payment may be accrued by OT LLC until the Commencement of Production), (C) any amounts paid or transferred as repayments of any Outstanding Balance (as such term is defined in the OT Shareholders Agreement) by Erdenes to Ivanhoe pursuant to the OT Shareholders Agreement and any other amounts paid or transferred by Erdenes to any Subsidiary of Ivanhoe under the OT Shareholders Agreement, (D) any amounts paid or transferred as payments for the account of Ivanhoe or any of its Subsidiaries on the sale of OT LLC shares if such sale is required by the Government of Mongolia or otherwise and (E) any other amounts paid or transferred to or for the account of Ivanhoe, any of its Subsidiaries, any such other member of the Rio Tinto Group or any such third party as aforesaid with funds derived in any manner whatsoever from the OT Project;”.

3.	TRQ, Rio Tinto and the Rio Tinto Funding Company agree that Section 1(l) of the OT Interim Funding Agreement is deleted in its entirety and replaced as follows:

““Transaction Documents” means the Facility Documents, the Short Term Bridge Facility Documents, the New Bridge Facility Documents, the 2012 MOA, the 2012 MOA Amending Agreement, the 2013 MOA, the Heads of Agreement, the Final Documentation, the Anti-Dilution Subscription Rights certificate, the PPA, the ACAA, the warrant certificates relating to the Series D Warrants, the OT Investment Agreement and the OT Shareholders Agreement, each as amended from time to time.”

4.	TRQ, Rio Tinto and the Rio Tinto Funding Company agree that Section 1 of the OT Interim Funding Agreement is amended by deleting the last paragraph thereof and replacing such paragraph as follows:

“All other capitalized terms not otherwise defined herein have the meanings given to them in the Heads of Agreement and the memorandum of agreement dated as of April 17, 2012 (as amended and as such agreement may be further amended, supplemented or restated from time to time, the “2012 MOA”) among Ivanhoe, Rio Tinto and Rio Tinto South East Asia Limited (“RTSEA”), as applicable, provided that: (i) the term “2012 MOA Amending Agreement” means the amending agreement to the 2012 MOA dated as of May 22, 2012 among Ivanhoe, Rio Tinto and RTSEA, as it may be amended, supplemented or restated from time to time; (ii) the term “Short Term Bridge Funding Agreement” means the OT bridge funding agreement dated as of June 28, 2013 between Turquoise Hill Resources Ltd. (being the name of Ivanhoe from and after August 2, 2012) (“TRQ”), as borrower, and RTSEA, as lender, as amended and as such agreement may be further amended, supplemented or restated from time to time; (iii) the term “Short Term Bridge Facility Documents” has the meaning given to the term “Bridge Funding Facility Documents” in the Short Term Bridge Funding Agreement; (iv) the term “New Bridge Funding Agreement” means the medium term secured OT bridge funding agreement dated as of August 23, 2013 between TRQ, as borrower, and RTSEA, as lender, as it may be amended, supplemented or restated from time to time; (v) the term “New Bridge Facility Documents” has the meaning given to the term “Bridge Funding Facility Documents” in the New Bridge Funding Agreement; (vi) the terms “Collateral Documents” and “Short Term Loan Maturity Date” have the meanings given to such terms in the New Bridge Funding Agreement; (vii) the term “2013 MOA” means the memorandum of agreement dated as of August 23, 2013 among TRQ, Rio Tinto and RTSEA, as it may be amended, supplemented or restated from time to time; (viii) the term “Permitted Encumbrance” has the meaning given to such term in the Heads of Agreement; and (ix) references herein to the OT Management Agreement or the RT/IVN Governance Agreement will be subject to Section 92(a) of the Heads of Agreement. The Appendices attached hereto form part of these Terms and Conditions and are an integral part hereof. Other than as used in Appendix 4 hereof, the terms “herein”, “hereof”, “hereunder” and similar expressions refer to these Terms and Conditions and not to any particular Section, Appendix or other portion hereof. The inclusion of reference to Permitted Encumbrances in any Transaction Document is not intended, unless expressly agreed otherwise, to subordinate and will not subordinate any encumbrance created by the General Security Agreement to any Permitted Encumbrance.”

5.	TRQ, Rio Tinto and the Rio Tinto Funding Company agree that Section 3(a) of the OT Interim Funding Agreement is amended by deleting the first sentence thereof and replacing such sentence as follows:

“Ivanhoe and Rio Tinto have agreed in the Heads of Agreement to act together diligently and in good faith to negotiate the OT Project Financing and acknowledge that it is their goal to have the OT Project Financing in place and available for drawdown by November 14, 2013.”

C-2

6.	TRQ, Rio Tinto and the Rio Tinto Funding Company agree that Section 3(d) of the OT Interim Funding Agreement is deleted in its entirety and replaced as follows:

“The obligations of Ivanhoe under the Interim Funding Facility will be secured by a security interest in all of Ivanhoe’s present and after-acquired personal property and certain other security, as set out in the General Security Agreement and the Collateral Documents. Prior to the first advance of funds to Ivanhoe being made under the Interim Funding Facility, the Lender and Ivanhoe will enter into the General Security Agreement.”

7.	TRQ, Rio Tinto and the Rio Tinto Funding Company agree that Section 8(a) of the OT Interim Funding Agreement is deleted in its entirety and replaced as follows:

“Unless repaid earlier from the proceeds of the OT Project Financing or as otherwise permitted hereby, if any amount of principal is outstanding under the Interim Funding Facility on any Payment Date, Ivanhoe will make a prepayment of principal on such Payment Date equal to 100% of the amount of any excess Distributed OT Cash Flow remaining on such Payment Date following the application of the amount of Distributed OT Cash Flow available on or prior to such Payment Date in accordance with Section 9(a) of the Short Term Bridge Funding Agreement or Section 7.2(a) of the New Bridge Funding Agreement, less any amount of such excess Distributed OT Cash Flow which is required by Ivanhoe in order to pay interest and any fees hereunder on such Payment Date. In the event any such prepayment is made, the maximum principal amount available under the Interim Funding Facility will thereafter be reduced permanently by the amount of such prepayment.”

8.	TRQ, Rio Tinto and the Rio Tinto Funding Company agree that Section 11 of the OT Interim Funding Agreement is deleted in its entirety and replaced as follows:

“OT LLC will maintain construction and operational insurance usual for a project financing as determined by the Lender and notified to Ivanhoe prior to the earlier of the date of signing the Definitive Interim Funding Agreement and the Final Documentation Date. While any amount remains outstanding under the OT Interim Funding Agreement, the Lender will be noted as a loss payee on all such insurance policies and, in the event of any insurance claim event in relation to the OT Project which results in the payment of more than US$250 million in insurance proceeds, such proceeds will be applied to prepay in part the outstanding principal under the New Bridge Funding Agreement, the Short Term Bridge Funding Agreement or the Interim Funding Facility at the sole discretion of the Lender unless the Lender agrees otherwise in writing.”

9.	TRQ, Rio Tinto and the Rio Tinto Funding Company agree that Section 14(n) of the OT Interim Funding Agreement is deleted in its entirety and replaced as follows:

“(n) any of the indebtedness of Ivanhoe under the Short Term Bridge Funding Agreement or the New Bridge Funding Agreement is not paid when due (taking into account any applicable cure period) or is accelerated or otherwise becomes due and payable (or is capable of being accelerated) prior to its specified maturity date in accordance with the terms of the Short Term Bridge Funding Agreement or the New Bridge Funding Agreement, as the case may be.”

C-3

SCHEDULE D

AMENDMENTS TO HOA

1.	TRQ and Rio Tinto agree that Section 1 of the HoA is deleted in its entirety and replaced as follows:

“Certain capitalized terms used herein (including in the schedules and recitals hereto) are defined in Schedule A attached hereto. Capitalized terms used, but not otherwise defined, herein have the meanings assigned to them in the PPA, provided that (i) the term “New Rights Offering” has the meaning given thereto in the memorandum of agreement dated as of April 17, 2012 (as amended and as such agreement may be further amended, supplemented or restated from time to time, the “2012 MOA”) among Ivanhoe, Rio Tinto and Rio Tinto South East Asia Limited (“RTSEA”); (ii) the term “Anti-Dilution Series D Warrants” has the meaning given thereto in the amending agreement to the 2012 MOA dated as of May 22, 2012 among Ivanhoe, Rio Tinto and RTSEA, as it may be amended, supplemented or restated from time to time; (iii) the term “Short Term Bridge Funding Agreement” means the OT bridge funding agreement dated as of June 28, 2013 between Turquoise Hill Resources Ltd. (being the name of Ivanhoe from and after August 2, 2012) (“TRQ”), as borrower, and RTSEA, as lender, as amended and as such agreement may be further amended, supplemented or restated from time to time; (iv) the term “Short Term Bridge Facility” means the convertible term credit facility in the amount of up to US$225,000,000 made available by RTSEA to TRQ pursuant to the terms of the Short Term Bridge Funding Agreement; (v) the term “New Bridge Funding Agreement” means the medium term secured OT bridge funding agreement dated as of August 23, 2013 between TRQ, as borrower, and RTSEA, as lender, as it may be amended, supplemented or restated from time to time; (vi) the term “New Bridge Facility” means the non-revolving secured bridge credit facility in the amount of up to US$600,000,000 made available by RTSEA to TRQ pursuant to the terms of the New Bridge Funding Agreement, (vii) the term “2013 MOA” means the memorandum of agreement dated as of August 23, 2013 among TRQ, Rio Tinto and RTSEA, as it may be amended, supplemented or restated from time to time; and (viii) the terms “2013 Rights Offering” and “Initial PF Drawdown Requirements” have the meanings given thereto in the 2013 MOA.”

2.	TRQ and Rio Tinto agree that the definition of “Permitted Encumbrance” in Schedule A of the HoA is deleted in its entirety and replaced as follows:

““Permitted Encumbrance” means at any time and from time to time:

(a)	undetermined or inchoate Encumbrances incidental to construction, maintenance or operations which have not at the time been filed pursuant to law;

(b)	the Encumbrance of taxes and assessments for the then current year, the Encumbrance for taxes and assessments not at the time overdue and Encumbrances securing worker’s compensation assessments which are not overdue;

(c)	cash or governmental obligations deposited in the ordinary course of business in connection with contracts, bids, tenders or to secure worker’s compensation, unemployment insurance, surety or appeal bonds, costs of litigation, when required by law, public and statutory obligations, Encumbrances or claims incidental to current construction, mechanics’, warehousemen’s, carriers’ and other similar Encumbrances;

(d)	security given in the ordinary course of business to a public utility or any Governmental Authority when required by such utility or Governmental Authority in connection with the ordinary course of the business of the OT Project;

(e)	easements, rights of way and servitudes in existence at the date hereof and future easements, rights of way and servitudes which in the reasonable opinion of the Rio Tinto will not in the aggregate materially impair the use of real property concerned for the purpose for which it is held or used by Ivanhoe or its Subsidiaries;

(f)	all rights reserved to or vested in any Governmental Authority by the terms of any lease, licence, franchise, grant or permit held by Ivanhoe or its Subsidiaries or by any statutory provision to terminate any such lease, licence, franchise grant or permit or to require annual or periodic payments as a condition of the continuance thereof or to distrain against or to obtain a Encumbrance on any property or assets of Ivanhoe or its Subsidiaries in the event of failure to make such annual or other periodic payments;

(g)	security given in respect of the Interim Funding Facility;

(h)	security given in respect of the Short Term Bridge Facility (including the Encumbrances constituted by or pursuant to the General Security Agreement (as defined in the Short Term Bridge Funding Agreement));

(i)	security given in respect of the New Bridge Facility (including the Encumbrances constituted by or pursuant to the Collateral Documents (as defined in the New Bridge Funding Agreement));

(j)	security given in respect of the OT Project Financing if and for so long as the debt in respect of the OT Project Financing constitutes Permitted Debt, as defined in Schedule D attached hereto for purposes of the OT Interim Funding Agreement, failing which such Encumbrances will cease to be, and will be deemed never to have been, Permitted Encumbrances;

(k)	solely for purposes of Section 71 of this Heads of Agreement, security given in respect of the OT Project Financing or any Additional Funding (as defined in Schedule E to this Heads of Agreement);

(l)	the Encumbrances constituted by or pursuant to the General Security Agreement (as defined in Schedule D to this Heads of Agreement);

(m)	the Disclosed Encumbrances (as defined in Schedule D to this Heads of Agreement);

(n)	the ABCP Encumbrances;

(o)	the Disclosed Encumbrances (as defined in the Short Term Bridge Funding Agreement) set out in Appendix 2 thereto;

(p)	the Disclosed Encumbrances (as defined in the New Bridge Funding Agreement) set out in Schedule A thereto; and

(q)	such other Encumbrances as may from time to time be consented to in writing by Rio Tinto prior to the incurrence thereof.”

3.	TRQ and Rio Tinto agree that Section 25 of the HoA will be deleted in its entirety and replaced as follows:

“Ivanhoe covenants and agrees that the proceeds from the sale of any Non-OT Assets (including the proposed sale of Ivanhoe’s 50% interest in Altynalmas Gold Ltd.) may not be used, directly or indirectly, to acquire any new assets or to fund any existing projects other than to (a) fund expenditures in respect of Operations (which, for the purpose of this Section 25, will include interest (grossed up for any applicable withholding taxes) and fees payable under the Interim Funding Facility), or (b) repay the Interim Funding Facility without the prior written consent of Rio Tinto. For greater certainty, proceeds from the sale of Non-OT Assets (including the proposed sale of Ivanhoe’s 50% interest in Altynalmas Gold Ltd.) may, subject to the foregoing restrictions and any mandatory prepayment provisions in the Short Term Bridge Funding Agreement or the New Bridge Funding Agreement, be used for Ivanhoe’s general corporate purposes including the payment of taxes and corporate expenses.”

4.	TRQ and Rio Tinto agree that Section 27 of the HoA is deleted in its entirety and replaced as follows:

“From the Closing Date until the date upon which (i) the OT Project Financing is obtained, (ii) all of the conditions precedent to the first drawdown under the OT Project Financing have been met or waived, and (iii) each of the Interim Funding Facility, the Short Term Bridge Facility and the New Bridge Facility have been repaid in full, Ivanhoe will, subject to Section 29 hereof, initially (and subject to the mandatory payment, repayment and prepayment provisions of the Short Term Bridge Funding Agreement, the New Bridge Funding Agreement and the 2013 MOA) deposit in the OT Account:

(a)	the gross proceeds from the Rights Offering, the New Rights Offering and, subject to the provisions of the 2013 MOA regarding the segregation of any RT Canadian Holdings Funds (as defined in the 2013 MOA), the 2013 Rights Offering;

(b)	the gross proceeds from the issuance to any member of the Rio Tinto Group of Ivanhoe Shares or Ivanhoe Convertible Securities (including any Anti-Dilution Ivanhoe Shares and any Ivanhoe Shares issued upon the exercise of the Outstanding Warrants, the Series D Warrants, any Ivanhoe Shares issued upon the exercise of the Series D Warrants, the Subscription Right, any Ivanhoe Shares issued upon the exercise of the Subscription Right, the Anti-Dilution Subscription Right and any Ivanhoe Shares issued upon the exercise of the Anti-Dilution Subscription Right, the Anti-Dilution Series D Warrants and any Ivanhoe Shares issued upon the exercise of the Anti-Dilution Series D Warrants);

(c)	the net proceeds, if any, from the sale of any Non-OT Assets that Ivanhoe, in its discretion, determines to use for the development of the OT Project;

(d)	any drawdown proceeds from the Interim Funding Facility, the Short Term Bridge Facility or the New Bridge Facility; and

(e)	any other funds required by a Transaction Document (as defined in Schedule D attached hereto) to be paid to OT LLC or applied for the purposes of the OT Project.”

5.	TRQ and Rio Tinto agree that Section 29 of the HoA is deleted in its entirety and replaced as follows:

“From the Closing Date until the date upon which (i) the OT Project Financing is obtained, (ii) all of the conditions precedent to the first drawdown under the OT Project Financing have been met or waived, and (iii) each of the Interim Funding Facility, the Short Term Bridge Facility and the New Bridge Facility have been repaid in full, Ivanhoe may maintain in the Non-OT Account up to $100 million in the aggregate which it may retain at all times for its general corporate purposes including the payment of taxes and corporate expenses.”

6.	TRQ and Rio Tinto agree that Section 34 of the HoA is deleted in its entirety and replaced as follows:

“Each of Rio Tinto and Ivanhoe acknowledge that it is the goal of the parties to have the OT Project Financing in place and available for drawdown by November 14, 2013.”

7.	TRQ and Rio Tinto agree that Section 44 of the HoA is deleted in its entirety and replaced as follows:

“From the Effective Date until the earlier of (i) the date upon which the initial drawdown under the OT Project Financing is completed and the proceeds thereof have been used to fund the payment in full of the Initial PF Drawdown Requirements, or (ii) all of the Interim Funding Facility, the Short Term Bridge Facility and the New Bridge Facility are either fully drawn or repaid and terminated, Rio Tinto will cause the Rio Tinto Manager to prepare and submit to Ivanhoe, no later than the fifth (5th) Business Day of each calendar month, an estimate of the expected costs and expenditures in respect of Operations for the immediate calendar month (the “Monthly Estimate”) and the Rio Tinto Manager will include with each Monthly Estimate a direction regarding (i) the delivery of the funds to the Rio Tinto Manager (or as otherwise directed by the Rio Tinto Manager) required to meet Monthly Estimate plus a reserve of $25 million, (ii) the Rio Tinto Manager’s understanding of the number of Outstanding Warrants and their exercise price, and (iii) the Rio Tinto Manager’s understanding of the total funds available to Ivanhoe under the Interim Funding Facility, the Short Term Bridge Facility and/or the New Bridge Facility, as applicable, all substantially in the form attached hereto as Schedule N (each, a “Funding Notice”). For the avoidance of doubt, the reserve of $25 million may only be used by the Rio Tinto Manager in respect of budgets approved by the Technical Committee and the board of directors of OT LLC or, if any such budget has not yet been approved, the budget then in effect under the OT Management Agreement, or in respect of costs which the Rio Tinto Manager is otherwise authorised to incur under the OT Management Agreement.”

8.	TRQ and Rio Tinto agree that Section 47 of the HoA is deleted in its entirety and replaced as follows:

“If (i) there are no Outstanding Warrants, or (ii) the proceeds available from the exercise of all Outstanding Warrants would be insufficient to fund the Funding Call as set out in the then current Funding Request, Ivanhoe will, within five (5) Business Days following delivery of the Funding Request, make a request for drawdown under the Interim Funding Facility to be advanced by the end of the calendar month in an amount equal to (such amount being a “Funding Call Deficiency”) the least of (i) such Funding Call, (ii) the amount by which the proceeds available from the exercise of all Outstanding Warrants would be insufficient to fund such Funding Call and (iii) the undrawn amount under the Interim Funding Facility. If (i) the undrawn amount under the Interim Funding Facility is insufficient to meet a Funding Call Deficiency, or (ii) the Interim Funding Facility is fully drawn, Ivanhoe will make a request for a drawdown under the Short Term Bridge Facility or the New Bridge Facility, as the case may be, to be advanced (in addition to any advance being made under the Interim Funding Facility, if applicable) by the end of the calendar month (or as otherwise requested by Ivanhoe in accordance with the Short Term Bridge Funding Agreement or the New Bridge Funding Agreement, as applicable) in an amount equal to the least of (i) the amount by which the proceeds available under the Interim Funding Facility would be insufficient to meet a Funding Call Deficiency, (ii) such Funding Call and (iii) the principal amount remaining available for drawdown under the Short Term Bridge Facility or the New Bridge Facility as applicable. Absent manifest error in the Funding Request and subject to the terms and conditions of the Interim Funding Facility, the Short Term Bridge Facility or the New Bridge Facility, as applicable, and there being sufficient funds in the Interim Funding Facility, the Short Term Bridge Facility or the New Bridge Facility, as applicable, the Rio Tinto Funding Company will advance such Funding Call Deficiency and deliver such funds to the Rio Tinto Manager in accordance with the direction in the Funding Notice.”

9.	TRQ and Rio Tinto agree that Section 49 of the HoA is deleted in its entirety and replaced as follows:

“If Ivanhoe fails to deliver a Funding Request within five (5) Business Days following receipt of a Funding Notice, then, upon notice from Rio Tinto to Ivanhoe, a Funding Call in the amount set out in the Funding Notice shall be deemed to have been made. If Ivanhoe fails to request a drawdown under the Interim Funding Facility, the Short Term Bridge Facility or the New Bridge Facility, as applicable, as required in Section 47 hereof, then, upon notice from Rio Tinto to Ivanhoe, a drawdown under the Interim Funding Facility, the Short Term Bridge Facility or the New Bridge Facility, or any combination of them (as applicable) in the amount of the Funding Call Deficiency shall be deemed to have been made.

SCHEDULE E

CONTINUING COVENANTS

TRQ covenants and agrees as follows:

(a)	Except as otherwise consented to in writing by Rio Tinto, no Encumbrance shall be directly or indirectly created on the whole or any part of any of the OT Project’s assets or properties or the revenues or cash flows derived therefrom other than a Permitted Encumbrance.

(b)	No direct or indirect transfer of the revenues or cash flows derived from the OT Project (including by way of royalties, technical fees or management fees) shall be made nor any direct or indirect transfer of a direct or indirect interest therein be made to any person other than a Material Subsidiary (other than SGER or any of its Subsidiaries).

(c)	TRQ will not, and will ensure that its Material Subsidiaries (other than SGER or any of its Subsidiaries) do not, create any Encumbrance on their present or future assets, effects, undertaking or property, whether real or personal, including, without limitation, the OT Payment or any part thereof, to secure any indebtedness of TRQ or of any other person, other than indebtedness represented by Permitted Debt.

(d)	TRQ will not create, incur, assume or permit to remain outstanding, and will ensure that its Subsidiaries do not create, incur, assume or permit to remain outstanding, any Debt other than Permitted Debt; provided that SGER and its Subsidiaries and the Non-Material Subsidiaries will be permitted to incur Debt and create Encumbrances on their own present or future revenues, assets, property, effects and undertaking for the sole purpose of financing their own businesses and operations, including project-related finance debt, provided that recourse in respect thereof is limited solely to the assets of SGER and its Subsidiaries and the Non-Material Subsidiaries.

(e)	TRQ will, and TRQ will ensure that each Material Subsidiary will, provide all information which Rio Tinto may reasonably request; provided that under no circumstances will TRQ be required to provide to Rio Tinto any information if the provision of such information will result in or give rise to a contravention of any Applicable Law or any reasonably required written contractual confidentiality agreements (provided further that TRQ will use commercially reasonable endeavours to secure consent to disclose any such information pursuant to any such laws or agreements).

(f)	Notwithstanding Section (e) of this Schedule E, TRQ will notify Rio Tinto promptly of:

(i)	details of any litigation, dispute, arbitration or other proceeding to which TRQ or any Material Subsidiary (other than SGER and its Subsidiaries) is a party, the result of which if determined adversely (A) would be a judgement or award in excess of US$2,000,000, or (B) would be reasonably likely to have a Material Adverse Effect;

(ii)	any loss or damage of a material amount (and for the purpose of this clause (ii), “material amount” will mean an amount equal to US$15,000,000) to the consolidated assets of TRQ;

(iii)	any Environmental Claims which could reasonably be expected to have a Material Adverse Effect;

(iv)	particulars of any event which constitutes an event of default under any material contract, mortgage, debenture, indenture, lease, licence, agreement or other document or instrument made by TRQ or any Material Subsidiary other than SGER and its Subsidiaries or any event which with the giving of notice or the lapse of time or both would constitute such an event, and particulars of the action which TRQ or the relevant Material Subsidiary proposes to take with respect thereto, forthwith after TRQ or the relevant Material Subsidiary has obtained knowledge of the occurrence of such event; or

(v)	any event or circumstance which could reasonably be expected to have a Material Adverse Effect.

(g)	TRQ will not change its business in any material respect or, subject to the terms of the HoA, cease to carry on all or a substantial part of its business.

(h)	TRQ will, and will ensure that each Material Subsidiary (other than SGER and its Subsidiaries) will, at all times maintain its corporate existence in good standing under Applicable Laws and obtain and maintain in good standing all necessary licences and registrations in any jurisdiction where the nature of the business carried on by TRQ or the relevant Material Subsidiary makes such licences necessary or advantageous and carry on and conduct its business in a prompt and efficient manner.

(i)	TRQ will immediately and duly pay when due, and will cause each Material Subsidiary (other than SGER and each of its Subsidiaries) to immediately and duly pay when due (and will furnish to Rio Tinto when required or requested by Rio Tinto evidence establishing such payments):

(i)	all obligations to its or their employees and all obligations to others which relate to the employees of the relevant entity, including all Taxes related thereto;

(ii)	all Taxes before the imposition of any fine, interest or penalty for the late payment thereof, unless the relevant entity shall in good faith contest its obligation so to pay and has satisfied Rio Tinto that the contestation will not jeopardize the business of such entity, and an appropriate financial reserve in accordance with GAAP applied on a basis consistent with past practice and satisfactory to Rio Tinto has been established; and

(iii)	without derogating from the terms hereof, any obligation secured by any Encumbrance and any obligation incurred by, or imposed on, the relevant entity or any of its assets, property, effects and undertaking, or any part thereof, by virtue of any contract, mortgage, debenture, indenture, lease, licence, agreement, permit or other document or instrument or otherwise, the breach or default of which could result in any Encumbrance or any right of distress, forfeiture, sale or termination or any other remedy being enforced against such entity or its assets, property, effects and undertaking, or any part thereof.

(j)	TRQ will, and will ensure that all of its Subsidiaries (other than SGER and its Subsidiaries) will, observe and perform all of their material obligations, covenants, terms and conditions under any material contract, mortgage, debenture, indenture, lease, licence, agreement or other instrument to which any of them is a party or by which any of them is bound or by which any of their assets is subject, except (in the case of any such instrument which is not an agreement between TRQ or any of its Subsidiaries (other than SGER or its Subsidiaries) and any member of the Rio Tinto Group) where such observance or non-performance would not reasonably be expected to result in a Material Adverse Effect.

(k)	TRQ will not, and will ensure that each Material Subsidiary (other than SGER or its Subsidiaries) will not:

(i)	amend its constitutional documents;

(ii)	enter into a merger, amalgamation or arrangement or effect an acquisition with a value in excess of US$5,000,000, or propose a material reorganization (including any reclassification or change of its outstanding shares), liquidation or dissolution; or

(iii)	enter into any transaction, whether by way of reconstruction, reorganization, consolidation, amalgamation, merger, transfer, sale, lease or otherwise whereby all or substantially all of the assets, property, effects or undertaking of the relevant entity (including any sale of shares of any Material Subsidiary (other than SGER and its Subsidiaries)) would become the property of any other person.

(l)	TRQ will take all actions necessary to (i) maintain the listing of its common shares on the TSX and the NYSE and (ii) maintain its status as a “reporting issuer” in a province of Canada not in default of Canadian Securities Laws.

(m)	TRQ may not, directly or indirectly, sell or transfer any equity interest in OT LLC to any person unless (i) prior to December 31, 2015, Rio Tinto has given its prior written consent thereto, (ii) immediately after such sale or transfer, OT NBV and THR BVI (collectively, the “OT Holdcos”) are wholly-owned by such person (the “Successor”) and the OT Holdcos continue to own all of TRQ’s indirect equity interest in OT LLC, (iii) the Successor assumes all of TRQ’s obligations under the RT/IVN Governance Agreement in a form satisfactory to Rio Tinto and its counsel, acting reasonably, and (iv) such sale or transfer could not, in Rio Tinto’s opinion, acting reasonably, adversely affect its rights under the RT/IVN Governance Agreement or the enforcement thereof. Upon any such permitted sale or transfer, the Successor shall succeed to, and be substituted for, and may exercise every right of TRQ under the RT/IVN Governance Agreement with the same effect as if the Successor had been named as TRQ therein, and thereafter, TRQ shall be relieved of all obligations and covenants under the RT/IVN Governance Agreement.

(n)	TRQ will not, without the prior written consent of Rio Tinto, directly or indirectly:

A.	issue any securities of TRQ or securities exercisable or exchangeable for or convertible into securities of TRQ to all or substantially all the holders of TRQ common shares as a stock dividend (and, for greater certainty, this Section (n)A of this Schedule E shall not of itself restrict or prevent TRQ from offering any non-Debt securities of such a nature and in such a manner as are contemplated pursuant to the 2013 Rights Offering);

B.	effect (i) a reclassification or redesignation of the TRQ Shares outstanding at any time or change of the TRQ Shares into other shares or into other securities, (ii) a consolidation, amalgamation or merger of TRQ with or into any other corporation or other entity, or (iii) a transfer of the undertaking or assets of TRQ as an entirety or substantially as an entirety to another corporation or other entity; or

C.	fix a record date for any of the foregoing.

SCHEDULE F

REPRESENTATIONS AND WARRANTIES OF TRQ

(a)	TRQ is a corporation duly continued and validly existing under the laws of the Yukon Territory and no proceedings have been taken or authorized by it or, to the best of its knowledge, by any other person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding-up of TRQ;

(b)	TRQ’s execution and delivery of this Agreement, including all matters contemplated hereby, has been authorized by all necessary corporate action and TRQ has the corporate power and authority (other than Shareholder Approval but only to the extent it is required to be obtained as a condition precedent of any Exchange Approval for the transactions contemplated by this Agreement) to enter into and perform its obligations under this Agreement;

(c)	none of the execution and delivery of this Agreement, the implementation of the transactions contemplated by this Agreement or the fulfillment of, or compliance with, the terms and provisions hereof by TRQ do or will, with the giving of notice or the lapse of time or otherwise:

(i)	result in the breach of, or violate any term or provision of, TRQ’s or any of its Subsidiaries’ Constating Documents, or

(ii)	conflict with, result in the breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any material agreement to which TRQ or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which any of its or any of its Subsidiaries’ material assets are subject or any Applicable Law to which TRQ or any of its Subsidiaries is subject;

(d)	except as otherwise specifically contemplated by this Agreement, no exemption, consent, approval, order or authorization of, or registration or filing with any court, Governmental Authority or any third party is required by, or with respect to, TRQ or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation by TRQ or any of its Subsidiaries of the transactions contemplated by this Agreement;

(e)	there is not, to the best of TRQ’s knowledge, any order or decree of a court of competent jurisdiction or any Governmental Authority restraining, interfering with or enjoining TRQ’s or any of its Subsidiaries’ ability to perform its obligations under, or to complete any of the transactions contemplated by, this Agreement;

(f)	this Agreement has been duly executed and delivered by TRQ and is a valid and binding obligation of TRQ enforceable against it in accordance with its terms subject to bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and to general principles of equity;

(g)	each of the PPA, the HoA, the 2012 MOA, the 2012 MOA Amending Agreement, the OT Interim Funding Agreement and the Short Term Bridge Funding Agreement, each as it may be amended and supplemented by this Agreement, is a valid and binding obligation of TRQ enforceable against it in accordance with its terms subject to bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and to general principles of equity;

(h)	each of TRQ’s Material Subsidiaries (other than SGER and its Subsidiaries) is a corporation duly incorporated, organized and validly existing under the laws of its jurisdiction of incorporation and no proceedings have been taken or authorized by it or, to the best of its knowledge, by any other person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding-up of any such Material Subsidiary;

(i)	TRQ and each of its Material Subsidiaries (other than SGER and its Subsidiaries) has all requisite corporate power and authority to carry on its business as now conducted and as currently proposed to be conducted, and to own, lease and operate its property and assets;

(j)	TRQ and each of its Material Subsidiaries (other than SGER and its Subsidiaries) has conducted and is conducting its business in compliance in all material respects with all Applicable Laws of each jurisdiction in which its business is carried on, and TRQ and each such Material Subsidiary holds all necessary licences, permits, approvals, consents, certificates, registrations and authorizations, whether governmental, regulatory or otherwise, to enable its business to be carried on as now conducted and its property and assets to be owned, leased and operated, and the same are validly existing and in good standing and none of the same contain or is subject to any term, provision, condition or limitation which has or may have a material adverse effect on the operation of TRQ or any such Material Subsidiaries’ businesses or which may adversely change or terminate such licence, permit, approval, consent, certification, registration or authorization by virtue of the completion of the transactions contemplated hereby;

(k)	except for Erdenes’ 34% shareholding in OT LLC, (i) TRQ’s direct or indirect ownership interest in each of the Material Subsidiaries (other than SGER and its Subsidiaries) is held free and clear of all mortgages, liens, charges, pledges, security interests, Encumbrances, claims or demands whatsoever (other than Permitted Encumbrances set out in paragraphs (vii), (viii), (ix), (xi) and (xv) of the definition of such term in the New Bridge Funding Agreement and certain inter-company debt (as contemplated by the ACAA) among TRQ and its Material Subsidiaries (other than SGER and its Subsidiaries)), (ii) no person, firm, or company has any agreement, or option or right or privilege (whether pre-emptive or contractual) capable of becoming an agreement for the purchase of all or any part of the securities representing such ownership interest, (iii) all such securities have been validly issued and are outstanding as fully paid and non-assessable, and (iv) each such Material Subsidiary is directly or indirectly beneficially wholly-owned by TRQ;

(l)	the authorized capital of TRQ consists of an unlimited number of common shares and an unlimited number of preferred shares without par value, of which, as of the close of business on August 12, 2013, 1,005,998,892 TRQ Shares and no preferred shares were issued and outstanding as fully paid and non-assessable shares;

(m)	except for the Existing Stock Options and Rio Tinto’s rights under the PPA, the Series D Warrants, the Anti-Dilution Subscription Right, the 2012 MOA Amending Agreement and this Agreement, no person, firm or corporation has any agreement, option, right or privilege, whether pre-emptive, contractual or otherwise, capable of becoming an agreement for the purchase, acquisition, subscription for or issuance of any of the unissued shares of TRQ or any of its Material Subsidiaries (other than SGER and its Subsidiaries), or other securities convertible, exchangeable or exercisable for shares of TRQ or any such Material Subsidiary;

(n)	the TRQ Continuous Disclosure Documents provide full, true and plain disclosure of all material facts relating to TRQ and do not contain any misrepresentation or any untrue, false or misleading statement of a material fact or omit to state any material fact required to be stated therein or necessary to make any statement therein, in the light of the circumstances in which it is made, not false or misleading;

(o)	TRQ is a “reporting issuer” not in default of its obligations under Canadian Securities Laws, and no material change relating to TRQ (except in respect of the transactions contemplated by this Agreement) has occurred with respect to which the requisite material change report has not been filed under Canadian Securities Laws and no such disclosure has been made on a confidential basis;

(p)	there has not been any “reportable event” (within the meaning of National Instrument 51-102 – Continuous Disclosure Obligations of the Canadian securities regulatory authorities) with any present or former auditors of TRQ;

(q)	the auditors of TRQ who audited the financial statements for the year ended December 31, 2012 and who provided their audit report thereon were independent public accountants in accordance with the Rules of Professional Conduct of the Institute of Chartered Accountants of British Columbia as at the date of their audit report thereon;

(r)	TRQ maintains a system of internal accounting controls sufficient to provide reasonable assurance that in all material respects transactions are executed in accordance with management’s general or specific authorization, transactions are recorded as necessary to permit preparation of financial statements in conformity with United States generally accepted accounting principles and to maintain accountability for assets and access to assets is permitted only in accordance with management’s general or specific authorization. TRQ is not aware of any material weaknesses in its internal control over financial reporting. TRQ maintains disclosure controls and procedures in compliance with Securities Laws that are designed to ensure that material information relating to TRQ and its Subsidiaries is made known to the TRQ’s principal executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure;

(s)	the currently issued and outstanding TRQ Shares are listed and posted for trading on the TSX, the NYSE and, unless voluntarily delisted therefrom, NASDAQ, and TRQ is in compliance with all rules and policies of such exchanges;

(t)	other than as disclosed in the TRQ Continuous Disclosure Documents, since December 31, 2012:

(i)	there has been no material change (actual, anticipated, proposed or prospective, whether financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise), prospects, financial position, capital or control of TRQ or its Subsidiaries, taken as a whole;

(ii)	TRQ and its Subsidiaries have carried on their respective businesses in the ordinary course and there has been no transaction entered into by TRQ or its Subsidiaries which is material to TRQ and its Subsidiaries, taken as a whole, other than those in the ordinary course of business; and

(iii)	there has been no material change in the capital or long term debt of TRQ or its Subsidiaries, taken as a whole (other than in connection with draw downs under the Short Term Bridge Facility);

(u)	TRQ and its Material Subsidiaries (other than SGER and its Subsidiaries) are not liable for the debts, liabilities or other obligations of any third party whether by way of guarantee or indemnity or other contingent or indirect obligation;

(v)	all indebtedness of TRQ and its Material Subsidiaries (other than SGER and its Subsidiaries) is being paid in the ordinary course of business;

(w)	neither TRQ nor any of its Material Subsidiaries (other than SGER and its Subsidiaries) is a party to any agreement restricting TRQ or any such Material Subsidiary from engaging in any line of business which TRQ or any such Material Subsidiary currently engages or proposes to engage in or competing with any other person in any business in which TRQ or any such Material Subsidiary currently engages or proposes to engage in;

(x)	other than as disclosed in the TRQ Continuous Disclosure Documents, TRQ has not entered into nor has any present intention to enter into any agreement to acquire any securities in any other corporation or entity or to acquire or lease any other business operations;

(y)	there is no action, suit, proceeding or investigation in respect of TRQ and its Subsidiaries, taken as a whole, pending or, to the knowledge of TRQ or its directors and officers, threatened against or affecting TRQ and its Subsidiaries, taken as a whole, at law or in equity or before or by any Governmental Authority which could in any way materially and adversely affect TRQ or its Subsidiaries, taken as a whole, or the condition (financial or otherwise) of TRQ and its Subsidiaries, taken as a whole;

(z)	no order, ruling or determination by any Governmental Authority or stock exchange having the effect of suspending the sale or ceasing the trading of any securities of TRQ has been issued or made and is continuing in effect and no proceedings for that purpose have been instituted or are pending or, to TRQ’s knowledge after due inquiry, contemplated or threatened by any such authority or under any Securities Laws;

(aa)	other than as disclosed in the TRQ Continuous Disclosure Documents, neither TRQ nor any of its Material Subsidiaries (other than SGER and its Subsidiaries) is in violation of its Constating Documents or resolutions of its security holders, directors, or any committee of its directors, or in default in the performance or observance of any material terms, obligation, agreement, covenant or condition contained in any contract, indenture, trust, deed, mortgage, loan agreement, note, lease or other agreement or instrument to which it is a party or by which it or its property may be bound and there exist no facts or circumstances which, after notice or lapse of time or both, or otherwise, would constitute a default under or breach of a material obligation, agreement, covenant or condition of any of such documents and all such contracts, indentures, trusts, deeds, mortgages, loan agreements, notes, leases and other agreements are in good standing;

(bb)	all financial statements forming part of the TRQ Continuous Disclosure Documents are complete and comply with Securities Laws in all material respects, and fairly present the consolidated financial position of TRQ as of the dates and for the periods indicated, and have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout such periods;

(cc)	TRQ is subject to the reporting requirements under Section 12 of the U.S. Exchange Act, has filed all reports required to be filed pursuant to Section 13 of the U.S. Exchange Act, and is in compliance with its obligations under the U.S. Exchange Act;

(dd)	TRQ is a “foreign private issuer” within the meaning of Rule 3b-4 under the U.S. Exchange Act, and TRQ meets the requirements for use of Form F-10 under the U.S. Securities Act for registration under the U.S. Securities Act of an offering of the RO Rights and the TRQ Shares issuable upon the due exercise of the RO Rights;

(ee)	at the time of the filing of the Final Prospectus, the Standby Shares to be issued on the RO Closing Date and the TRQ Shares issuable upon the exercise of the 2013 Anti-Dilution Series D Warrants (the “2013 Anti-Dilution Series D Warrant Shares”) will have been duly reserved and approved by all requisite corporate action for future issuance and will, upon issuance, be duly and validly issued, fully paid and non-assessable and free of all Encumbrances;

(ff)	the Standby Shares and the 2013 Anti-Dilution Series D Warrant Shares will, on the RO Closing Date, have been (i) approved for listing or quotation on the NYSE and, if then applicable, NASDAQ, and (ii) in the case of the TSX, conditionally approved for listing, subject to the fulfillment of customary conditions specified by the TSX in its conditional approval letter;

(gg)	to the best of its knowledge and belief, neither TRQ nor any of its Subsidiaries, or any person acting on behalf of TRQ or any such Subsidiary, has made any Prohibited Payment with respect to the conduct of business of TRQ or any such Subsidiary or any transaction contemplated by this Agreement or with respect to the OT Project, including in connection with obtaining licenses, permits, concessions or other authorizations for the OT Project;

(hh)	to the best of TRQ’s knowledge, OT LLC has all necessary licenses, permits, approvals, consents, certificates, registrations and authorizations necessary to carry on the Operations as currently conducted including all land use certificates necessary to access all of those areas to which the Existing Licenses pertain, except with respect to license 6711A over 9070 hectares, in which TRQ has relinquished its interest; (ii) neither TRQ nor any of the Material Subsidiaries has received any notice of default of any of its obligations under any licence, permit, approval, consent, certificate, registration or authorization related the OT Project the termination of which would reasonably be expected to have a Material Adverse Effect; and (iii) nothing in the Agreement conflicts with or could reasonably be expected to cause TRQ or any of the Material Subsidiaries to breach any of its obligations under any licence, permit, approval, consent, certificate, registration or authorization related to the OT Project;

(ii)	to the best of TRQ’s knowledge, except with respect to license 6711A over 9070 hectares, in which TRQ has relinquished its interest: (i) the Existing Licenses are validly held by OT LLC, (ii) there is no reason why any part of the Existing Licenses will be surrendered, released, reduced or adversely affected in any way, (iii) the Existing Licenses have been properly and validly granted and issued by the appropriate Governmental Authority; (iv) all terms of, and all requirements for holding, the Existing Licenses have been met including the timely payment of all annual license fees and compliance with all environmental bonding obligations; (v) all filings required to be made with the appropriate Governmental Authority in respect of the Existing Licenses have been made; (vi) all work required in order for OT LLC to hold the Existing Licenses has been performed and all fees payable to the appropriate Governmental Authority in respect thereof have been paid to date; (vii) the Existing Licenses are clear of defects in title and are not the subject of any unsatisfied penalties or unresolved disputes; (viii) except for the OT Payment, the Existing Licenses are free and clear of all Encumbrances and are not subject to the claims of any third party other than the Government of Mongolia in accordance with the Applicable Laws of Mongolia; and (ix) there are no mineral licenses or tenures conflicting with the Existing Licenses;

(jj)	TRQ and each of its Material Subsidiaries have timely filed all federal, provincial, state and local and foreign tax returns required to be filed through the date hereof and all such returns are complete and correct in all material respects. TRQ and each of its Material Subsidiaries have paid all taxes, penalties and interest, assessments, fees and other charges due thereon, and no tax deficiency has been determined adversely to TRQ or any of its Material Subsidiaries; and since the date of the most recent financial statements, TRQ and its Material Subsidiaries have not incurred any liability for taxes other than in the ordinary course of its business and there is no tax lien, whether imposed by any federal, state, foreign or other taxing authority, outstanding against the assets, properties or business of TRQ and its Material Subsidiaries other than liens incurred in the ordinary course of business for taxes that are not yet due and payable or that are contested in good faith;

(kk)	except for the OT Payment, no Encumbrance has been directly or indirectly created by TRQ or any of its Subsidiaries on the whole or any part of any of the OT Project’s assets or properties or the revenues or cash flows derived therefrom other than Permitted Encumbrances;

(ll)	except for the OT Payment, no direct or indirect transfer of the revenues or cash flows derived from the OT Project (including by way of royalties, technical fees or management fees) has been made or committed, nor has any direct or indirect transfer of a direct or indirect interest therein been made, by TRQ or any of its Subsidiaries;

(mm)	no direct or indirect off-take contracts or marketing contracts with respect to the OT Project have been entered into or committed by TRQ or any of its Subsidiaries;

(nn)	neither TRQ nor any of its Material Subsidiaries (other than SGER and its Subsidiaries) has any Debt outstanding other than Permitted Debt;

(oo)	other than the Existing Stock Options, there are no equity-based change of control arrangements for employees of TRQ and its Subsidiaries;

(pp)	neither TRQ nor any of its Material Subsidiaries is in default under any instrument evidencing any Debt or under the terms of any instrument pursuant to which any Debt has been issued or made and delivered, and there exists no facts or circumstances which after notice or lapse of time or both or otherwise would constitute such a default;

(qq)	the TRQ Board has determined that the transactions contemplated by this Agreement are not subject to or are exempt from, as the case may be, the formal valuation and minority approval requirements of Part 5 of Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions;

(rr)	none of TRQ or any of its Subsidiaries is, or will be required to register as an “investment company”, as such term is defined in the United States Investment Company Act of 1940, as amended; and

(ss)	except for this Agreement and the transactions contemplated by this Agreement and as disclosed in the TRQ Continuous Disclosure Documents as at the date of this Agreement, neither TRQ nor any of its Subsidiaries has authorized, approved, covenanted to, agreed to, agreed to enter into, or entered into any agreement, contract or arrangement outside of the ordinary course of business since December 31, 2012.

SCHEDULE G

REPRESENTATIONS AND WARRANTIES OF RIO TINTO

(a)	Rio Tinto is a corporation duly incorporated, organized and validly existing under the laws of its jurisdiction of incorporation and no proceedings have been taken or authorized by it or, to the best of its knowledge, by any other person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding-up of Rio Tinto;

(b)	Rio Tinto’s execution and delivery of this Agreement, including all matters contemplated hereby, have been authorized by all necessary corporate action and Rio Tinto has the corporate power and authority to enter into and perform its obligations under this Agreement;

(c)	none of the execution and delivery of this Agreement, the implementation of the transactions contemplated by this Agreement or the fulfillment of, or compliance with, the terms and provisions hereof by Rio Tinto do or will, with the giving of notice or the lapse of time or otherwise:

(i)	result in the breach of, or violate any term or provision of, Rio Tinto’s or any of its Affiliates’ Constating Documents; or

(ii)	conflict with, result in the breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any material agreement to which Rio Tinto or any of its Affiliates is a party or by which it or any of its Affiliates is bound or to which any of its or any of its Affiliates’ material assets are subject or any Applicable Law to which Rio Tinto or any of its Affiliates is subject;

(d)	except as otherwise specifically contemplated by this Agreement, no exemption, consent, approval, order or authorization of, or registration or filing with any court, Governmental Authority or any third party is required by, or with respect to, Rio Tinto in connection with the execution, delivery and performance of this Agreement or the consummation by Rio Tinto or any of its Affiliates of the transactions contemplated by this Agreement other than insider, early warning, beneficial ownership and similar filings under applicable Securities Laws;

(e)	there is not, to the best of Rio Tinto’s knowledge, any order or decree of a court of competent jurisdiction or any Governmental Authority restraining, interfering with or enjoining Rio Tinto’s or any of its Affiliates’ ability to perform its obligations under, or to complete any of the transactions contemplated by, this Agreement;

(f)	this Agreement has been duly executed and delivered by Rio Tinto and is a valid and binding obligation of Rio Tinto enforceable against it in accordance with its terms subject to bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and to general principles of equity;

(g)	each of the PPA, the HoA, the 2012 MOA and the 2012 MOA Amending Agreement, each as it may be amended and supplemented by this Agreement, is a valid and binding obligation of Rio Tinto enforceable against it in accordance with its terms subject to bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and to general principles of equity;

(h)	Rio Tinto will acquire the 2013 Anti-Dilution Series D Warrants as principal for its own account, not for the benefit of any other person outside the Rio Tinto Group, for investment only and not with a view to the resale or distribution of all or any of the 2013 Anti-Dilution Series D Warrants;

(i)	Rio Tinto is resident in, or otherwise subject to the Applicable Laws of, England and Wales and is an “accredited investor”, as defined under National Instrument 45-106 Prospectus and Registration Exemptions of the Canadian Securities Administrators;

(j)	Rio Tinto is not (and will not be acquiring the 2013 Anti-Dilution Series D Warrants for the account or benefit of) a “U.S. Person”, as defined in Regulation S under the U.S. Securities Act, and did not execute or deliver this Agreement in the United States;

(k)	Rio Tinto is a body corporate described in Article 49(2) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 of the Financial Services Authority of the United Kingdom;

(l)	as of the date of this Agreement, Rio Tinto has not received or been provided with a prospectus, offering memorandum or similar document in connection with the transactions contemplated by this Agreement and its decision to enter into this Agreement and acquire the 2013 Anti-Dilution Series D Warrants has not been based on representations as to fact or otherwise made by or on behalf of TRQ or by any officer, director, employee or agent of TRQ except as expressly set forth herein;

(m)	no person has made to Rio Tinto any written or oral representation:

(i)	that any person will resell or repurchase any of the 2013 Anti-Dilution Series D Warrants or any underlying TRQ Shares; or

(ii)	as to the future price or value of the 2013 Anti-Dilution Series D Warrants or any underlying TRQ Shares;

(n)	Rio Tinto is knowledgeable of, or has been independently advised as to, the Applicable Laws of Rio Tinto’s jurisdiction of residence which would apply to the transactions contemplated by this Agreement, if there are any, and the acquisition of the 2013 Anti-Dilution Series D Warrants by Rio Tinto contemplated hereby complies with all such Applicable Laws and save as provided in this Agreement will not cause TRQ to become subject to or comply with any disclosure, prospectus or reporting requirements under any such Applicable Laws nor to make any filings or disclosures or seek any approvals of any kind whatsoever from any regulatory authority of any kind whatsoever in Rio Tinto’s jurisdiction of residence; and

(o)	Rio Tinto will have available the required funds for the Standby Commitment.

G-2

SCHEDULE H

REPRESENTATIONS AND WARRANTIES OF THE RIO TINTO FUNDING COMPANY

(a)	The Rio Tinto Funding Company is a corporation duly incorporated, organized and validly existing under the laws of its jurisdiction of incorporation and no proceedings have been taken or authorized by it or, to the best of its knowledge, by any other person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding-up of the Rio Tinto Funding Company;

(b)	The Rio Tinto Funding Company’s execution and delivery of this Agreement, including all matters contemplated hereby, has been authorized by all necessary corporate action and the Rio Tinto Funding Company has the corporate power and authority to enter into and perform its obligations under this Agreement;

(c)	none of the execution and delivery of this Agreement, the implementation of the transactions contemplated by this Agreement or the fulfillment of, or compliance with, the terms and provisions hereof by the Rio Tinto Funding Company do or will, with the giving of notice or the lapse of time or otherwise:

(i)	result in the breach of, or violate any term or provision of, the Rio Tinto Funding Company’s or any of its Affiliates’ Constating Documents; or

(ii)	conflict with, result in the breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any material agreement to which the Rio Tinto Funding Company or any of its Affiliates is a party or by which it or any of its Affiliates is bound or to which any of its or any of its Affiliates’ material assets are subject or any Applicable Law to which the Rio Tinto Funding Company or any of its Affiliates is subject;

(d)	except as otherwise specifically contemplated by this Agreement, no exemption, consent, approval, order or authorization of, or registration or filing with any court, Governmental Authority or any third party is required by, or with respect to, the Rio Tinto Funding Company in connection with the execution, delivery and performance of this Agreement or the consummation by the Rio Tinto Funding Company or any of its Affiliates of the transactions contemplated by this Agreement;

(e)	there is not, to the best of the Rio Tinto Funding Company’s knowledge, any order or decree of a court of competent jurisdiction or any Governmental Authority restraining, interfering with or enjoining the Rio Tinto Funding Company’s or any of its Affiliates’ ability to perform its obligations under, or to complete any of the transactions contemplated by, this Agreement;

(f)	this Agreement has been duly executed and delivered by the Rio Tinto Funding Company and is a valid and binding obligation of the Rio Tinto Funding Company enforceable against it in accordance with its terms subject to bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and to general principles of equity; and

(g)	each of the OT Interim Funding Agreement, the 2012 MOA, the 2012 MOA Amending Agreement and the Short Term Bridge Funding Agreement, each as it may be amended and supplemented by this Agreement, is a valid and binding obligation of the Rio Tinto Funding Company enforceable against it in accordance with its terms subject to bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and to general principles of equity.

SCHEDULE I

RT CANADIAN HOLDINGS FUNDS

1.	TRQ will segregate any funds (collectively the “RT Canadian Holdings Funds”) received from 46117 Yukon Inc. and/or 7999674 Canada Inc. on the exercise of RO Rights in a separate bank account. For greater certainty, the RT Canadian Holdings Funds will be segregated from any funds received from other TRQ shareholders upon their exercise of RO Rights.

2.	Immediately (and in no event later than 30 days) following the receipt of the RT Canadian Holdings Funds, TRQ and its Subsidiaries will use the RT Canadian Holdings Funds as follows:

(a)	TRQ will invest 20% of the RT Canadian Holdings Funds in equity of THR Mines;

(b)	THR Mines will use the funds received in item 2(a) above to invest in equity of Turquoise Hill Coop;

(c)	TRQ will invest 80% of the RT Canadian Holdings Funds in equity of Turquoise Hill Coop; and

(d)	Turquoise Hill Coop will invest the RT Canadian Holdings Funds received from both of TRQ and THR Mines in equity of OT NBV.

3.	OT NBV will use the funds received in item 2 above as follows:

(a)	first, to repay the balance of any pertinent loan or indebtedness created under the Short Term Bridge Funding Agreement or the New Bridge Funding Agreement (collectively, the “PLOIs”); and

(b)	second, to pay dividends and/or return capital to Turquoise Hill Coop to the extent of any excess of the amount of the RT Canadian Holdings Funds over the balance of the PLOIs.

4.	Turquoise Hill Coop will pay dividends and/or return capital (directly and/or indirectly through THR Mines) to TRQ in the same amount as the funds received in item 3(b) above.

5.	TRQ will use the funds received under items 3(a) and 4 above in accordance with Section 14 of this Agreement.